___
|   |  C O R N E R S T O N E
 ---   FINANCIAL CORPORATION


Dear Stockholder:


      You are cordially invited to attend the Annual Meeting of Stockholders of Cornerstone Financial Corporation (the "Company"). The Annual Meeting will be held at the Manchester Country Club, 180 South River Road, Bedford, New Hampshire, Tuesday, August 22, 1995 at 9:00 a.m., Eastern Time.


      At the Annual Meeting, stockholders of the Company will consider and vote upon, in addition to the election of directors and the ratification of the selection of the Company's independent public accountants, approval of the Agreement and Plan of Merger, dated as of March 23, 1995 among the Company, BayBanks, Inc., a Massachusetts corporation ("BayBanks"), and BayBanks, Inc. a New Hampshire corporation ("BBNH"), a wholly-owned subsidiary of BayBanks (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, (i) BBNH will merge with and into the Company (the "Merger") and (ii) each share of Common Stock of the Company outstanding immediately prior to consummation of the Merger, other than shares held by any stockholder who demands and receives payment of the fair value of his shares pursuant to the applicable provisions of the New Hampshire Business Corporation Act and certain shares held by BayBanks, will be converted into and represent the right to receive $8.80. At the Annual Meeting, if required, stockholders also will vote on a proposal to approve adjournments of the Annual Meeting for the purpose of soliciting additional votes on the Acquisition Agreement.

      The Board of Directors of the Company unanimously recommends that you vote in favor of approval of the Acquisition Agreement, which the Board believes is in the best interests of the Company and its stockholders.

      Enclosed is a Notice of Annual Meeting of Stockholders, a Proxy Statement containing a discussion of the Merger and the other matters to be considered, a proxy card, the Company's 1994 Annual Report to Stockholders and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995. Please complete, sign, and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the Annual Meeting, you may vote your shares in person whether or not you have previously submitted a proxy. The Company is seeking the approval of the Acquisition Agreement by the holders of eighty percent (80%) of all outstanding shares of Common Stock. As a result, your vote is very important since a failure to vote will have the same effect as a vote against the Acquisition Agreement.

      Your continued support of and interest in Cornerstone Financial Corporation are sincerely appreciated.

                                       Sincerely,


                                       /s/ JOHN M. TERRAVECCHIA

                                       John M. Terravecchia
                                       President and Chief Executive Officer



A NEW HAMPSHIRE HOLDING COMPANY
15 East Broadway * P.O. Box 326 * Derry, New Hampshire 03038-0326 *
  603-432-9517 * FAX 603-437-4336



                      CORNERSTONE FINANCIAL CORPORATION
                              15 EAST BROADWAY
                         DERRY, NEW HAMPSHIRE  03038
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                        To Be Held On August 22, 1995

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cornerstone Financial Corporation (the "Company") will be held at the Manchester Country Club, 180 South River Road, Bedford, New Hampshire, Tuesday, August 22, 1995 at 9:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

      (1) To consider and vote upon the Agreement and Plan of Merger, dated as of March 23, 1995, among the Company, BayBanks, Inc., a Massachusetts corporation ("BayBanks"), and BayBanks, Inc., a New Hampshire corporation ("BBNH"), a wholly-owned subsidiary of BayBanks (the "Acquisition Agreement"), pursuant to which (i) BBNH will merge with and into the Company (the "Merger") and
            (ii) each share of Common Stock of the Company outstanding immediately prior to consummation of the Merger, other than shares held by any stockholder who demands and receives payment of the fair value of his shares pursuant to the applicable provisions of the New Hampshire Business Corporation Act and certain shares held by BayBanks, will be converted into and represent the right to receive $8.80, as described in the accompanying Proxy Statement and the Acquisition Agreement which is attached as Annex A thereto;


      (2) To elect three (3) directors for a three-year term and one (1) director for a two-year term and until their successors are elected and qualified;

      (3) To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1995;

      (4) To consider and vote upon a proposal to approve adjournments of the Annual Meeting to other times and/or places for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the Acquisition Agreement; and

      (5) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.


      The Board of Directors has fixed July 11, 1995, as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournments.

      Your vote is especially important at this Annual Meeting, as the Company is seeking the approval of holders of at least 80% of the Company's Common Stock, which may be required by the "Business Combination" provision of its Articles of Incorporation. As discussed in the enclosed Proxy Statement, the Company does not believe that the "Business Combination" provision should be applicable to this transaction. If the Acquisition Agreement is approved by holders of a majority, but less than 80%, of the Company's Common Stock, the Company will not proceed with the Merger but instead intends to seek a judicial determination that the "Business Combination" provision is inapplicable. If such a determination is received, the Company intends to proceed with the Merger based on the majority vote received and without any further vote of stockholders. There can be no assurance that such a determination will be received or as to the timing thereof.


      Holders of the Company's Common Stock have the right to dissent from the Merger and to obtain payment for their shares by complying with New Hampshire Revised Statutes Sections 293-A:13.01 et seq. A copy of Sections 293-A:13.01 et seq. is attached as Annex D to the accompanying Proxy Statement.


                                       By Order of the Board of Directors

                                       Edward D. Bureau
                                       Secretary
Derry, New Hampshire

July 14, 1995


- -----------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU
PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS
MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
- -----------------------------------------------------------------------------


                      CORNERSTONE FINANCIAL CORPORATION
                              15 EAST BROADWAY
                         DERRY, NEW HAMPSHIRE  03038







                             -------------------
                               PROXY STATEMENT
                             -------------------






      This Proxy Statement is furnished to holders of Common Stock of Cornerstone Financial Corporation, a bank holding company which holds all of the stock of Cornerstone Bank. The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. This Proxy Statement, the attached Notice of Annual Meeting of Stockholders, and the form of proxy and other documents enclosed herewith are first being mailed to stockholders on or about July 14, 1995.













The date of this Proxy Statement is July 14, 1995.



                              TABLE OF CONTENTS

                                                                                 PAGE

Summary                                                                           ii
The Annual Meeting                                                                 1
  Matters to be Considered                                                         1
  Shares Outstanding and Entitled to Vote; Record Date                             1
  Votes Required                                                                   1
  Voting, Solicitation, and Revocation of Proxies                                  3
The Merger (Proposal One)                                                          3
  General                                                                          4
  Background of and Reasons for Merger                                             4
  Opinion of Financial Advisor                                                     6
  Recommendation of the Board of Directors of the Company                         10
  Merger Consideration                                                            10
  Surrender of Stock Certificates; Payment of Merger Consideration                10
  Regulatory Approvals                                                            11
  Conditions to the Merger                                                        13
  Effective Date and Effective Time                                               14
  Redemption of Debentures                                                        14
  Effect on Employee Benefits                                                     15
  Interests of Certain Persons in the Merger                                      15
  Business Pending the Merger                                                     17
  Option Agreement                                                                19
  No Solicitation                                                                 22

  Certain Federal Income Tax Consequences                                         23
  Accounting Treatment                                                            23
  Termination, Amendment, and Waiver                                              24

  Expenses of the Merger and Termination Fee                                      24
  Dissenters' Rights                                                              25
Election of Directors (Proposal Two)                                              27
  General                                                                         27
  Nominees and Continuing Directors                                               28
  Principal Holders of Voting Securities                                          30
  Executive Officers                                                              30
  Executive Compensation and Other Information                                    31
  Stock Option Plans                                                              32
  Compliance with Section 16(a) of the Securities Exchange Act of 1934            34
  Transactions with Management                                                    34
Independent Public Accountants (Proposal Three)                                   35
Adjournment of Annual Meeting to Permit Further Solicitation of Proxies
 (Proposal Four)                                                                  35
Annual Report; Quarterly Report on Form 10-Q                                      35
Incorporation by Reference                                                        36
Stockholder Proposals                                                             36
Other Matters                                                                     36
ANNEXES
  A. Agreement and Plan of Merger                                                A--1
  B. Stock Option Agreement                                                      B--1
  C. Opinion of Alex Sheshunoff & Co. Investment Banking                         C--1
  D. Sections 293A:13.01 et seq. of New Hampshire Business Corporation Act       D--1

                                   SUMMARY

      The following is a summary of certain information contained elsewhere in this Proxy Statement and in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the Annexes attached hereto, including the Agreement and Plan of Merger attached hereto as Annex A, and the information incorporated herein by reference. Stockholders are urged to read carefully all such information.

The Annual Meeting


      The Annual Meeting of Stockholders (the "Annual Meeting") of Cornerstone Financial Corporation (the "Company") will be held at the Manchester Country Club, 180 South River Road, Bedford, New Hampshire on Tuesday, August 22, 1995 at 9:00 a.m., Eastern Time, and at any adjournments thereof. Only the holders of record of the outstanding shares of Common Stock, no par value, of the Company (the "Common Stock") at the close of business on July 11, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the Record Date, there were 2,109,872 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

      At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger dated as of March 23, 1995 among the Company, BayBanks, Inc., a Massachusetts corporation ("BayBanks") and BayBanks, Inc. a New Hampshire corporation ("BBNH"), a wholly-owned subsidiary of BayBanks (the "Acquisition Agreement"); (ii) a proposal to elect three directors for three-year terms and one director for a two-year term and until their successors are elected and qualified; (iii) a proposal to ratify the appointment of Price Waterhouse LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1995; (iv) a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies to vote on the proposal to approve the Acquisition Agreement, if required; and (v) the transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof. The Company is seeking the affirmative vote of eighty percent (80%) of the outstanding shares of Common Stock, voting in person or by proxy, to approve the Acquisition Agreement, which may be required by the "Business Combination" provision of the Company's Articles of Incorporation. Because the Company's Articles of Incorporation are not clear on this point, if the Acquisition Agreement is approved by holders of a majority, but less than 80% of the Company's Common Stock, the Company will not proceed with the Merger but instead intends to seek a judicial determination that the "Business Combination" provision is inapplicable and, if such a decision is received, to proceed with the merger based upon the majority vote and without any further vote of stockholders. There can be no assurance that such a determination will be received or as to the timing thereof. The vote required for approval of the Merger and the other proposals to be presented at the Annual Meeting is discussed under "The Annual Meeting--Votes Required."


      As of the Record Date, the directors and officers of the Company and its subsidiaries and their affiliates in the aggregate beneficially owned 229,180 shares, or 10.9%, of the outstanding Common Stock, excluding shares subject to stock options. Each of the directors and executive officers of the Company intends to vote in favor of approval of the Acquisition Agreement, and directors and executive officers having the right to vote in the aggregate 192,778 shares of Common Stock, or approximately 9% of the presently outstanding Common Stock, have executed an Affiliate Letter (the "Affiliate Letter") with BayBanks in which they agreed to vote all shares of Common Stock they are entitled to vote in favor of approving the Acquisition Agreement and against approval of any other acquisition proposal. As of the Record Date, a subsidiary of BayBanks owned beneficially 96,000 shares (4.6% of the outstanding Common Stock) and intends to vote such shares in favor of approval of the Acquisition Agreement.

      Every stockholder's vote is important. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Acquisition Agreement.

Parties to the Merger

      The Company. The Company is a New Hampshire-chartered bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company was formed in 1982 in order to acquire all of the capital stock of Derry Bank and Trust Company, now known as Cornerstone Bank (the "Bank"). The Bank provides a full range of commercial and consumer banking services through 11 banking offices located in southern New Hampshire. The Bank has offices in East Hampstead, Candia, Chester and Windham, three offices in Manchester, two offices in Nashua and two offices in Derry, one of which is the site of its main office. At March 31, 1995 (unaudited), the Company had $141.2 million of total assets, $131.2 million of total liabilities, including $122.2 million of deposits and $9.9 million of stockholders' equity. At December 31, 1994, the Company had $142.9 million of total assets, $134.0 million of total liabilities, including $123.3 million of deposits, and $8.9 million of stockholders' equity.

      The executive offices of the Company are located at 15 East Broadway, Derry, New Hampshire 03038, and its telephone number is (603) 432-9517.

      BayBanks. BayBanks is a Massachusetts corporation and a bank holding company registered under the BHCA. BayBanks was established in 1928 and is one of the largest bank holding companies in New England. Through its bank and non-bank subsidiaries it provides a complete range of banking, investment, and related financial services in the New England region, with particular emphasis on consumer and middle market business customers. BayBanks has an extensive banking network with 205 full-service offices and 372 automated banking facilities serving 153 cities and towns in Massachusetts and two in Connecticut. As of March 31, 1995 (unaudited), BayBanks had total assets of $10.8 billion, total deposits of $8.9 billion, and total stockholders' equity of $814 million.


      On June 30, 1995, BayBanks acquired NFS Financial Corp., a New Hampshire-chartered bank holding company ("NFS"). NFS' two federal savings bank subsidiaries, NFS Savings Bank, FSB and Plaistow Cooperative Bank, FSB are now operating as BayBank FSB. As of March 31, 1995 (unaudited), NFS had total assets of $618 million, total deposits of $512 million, and total stockholders' equity of $60 million.


      The executive offices of BayBanks are located at 175 Federal Street, Boston, Massachusetts 02110, and its telephone number is (617) 482-1040.

      BBNH. BBNH is a wholly-owned subsidiary of BayBanks incorporated in New Hampshire in 1975 that has previously been inactive except as a name-holding company. BBNH's executive offices are located at 175 Federal Street, Boston, Massachusetts 02110, and its telephone number is (617) 482-1040.

The Merger

      The Acquisition Agreement sets forth the terms and conditions under which BayBanks would acquire the Company and its subsidiaries. BayBanks' acquisition of the Company will be accomplished through the merger of BBNH with and into the Company pursuant to the applicable provisions of the New Hampshire Business Corporation Act ("NHBCA"), with the Company being the resulting entity (the "Merger") under the name "BayBanks, Inc." Upon consummation of the Merger, each share of Company Common Stock outstanding immediately prior thereto (other than shares held by any stockholder who demands and receives payment of the fair value of his or her shares pursuant to the applicable provisions of the NHBCA, as discussed under "The Merger-- Dissenters' Rights," and shares held directly or indirectly by BayBanks, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith) will be converted into the right to receive $8.80 in cash without interest (the "Merger Consideration"). As a result, the Bank will become an indirect subsidiary of BayBanks. In addition, outstanding options to purchase Common Stock under the Company's stock option plans will be purchased for an amount equal to the spread between the Merger Consideration and their respective exercise prices. These options were granted to directors and officers under the Company's stock option plans on January 21, 1992 (of which options for the purchase of 39,080 shares of Company Common Stock at an exercise price of $1.00 per share remain outstanding) and June 24, 1993 (of which options for the purchase of 60,670 shares at an exercise price of $2.75 per share remain outstanding). See "The Merger--General" and "Election of Directors-- Executive and Compensation and Other Information".

Fairness Opinion

      Alex Sheshunoff & Co. Investment Banking ("Sheshunoff ") has advised the Board of Directors of the Company that in its opinion the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The full text of Sheshunoff's opinion, dated March 23, 1995, which describes the procedures followed, assumptions made, matters considered, and limitations on the review undertaken in connection with Sheshunoff's rendering such opinion, is attached as Annex C to this Proxy Statement and should be read in its entirety by stockholders of the Company. See "The Merger--Opinion of Financial Advisor."

Recommendation of the Board of Directors of the Company;
 Background of and Reasons for the Merger

      The Board of Directors of the Company has unanimously approved the Acquisition Agreement and believes that the Merger is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of the Acquisition Agreement.

      In reaching its decision, the Board of Directors of the Company considered, among other things, the relationship between the Merger Consideration and the market value, book value, and earnings per share of the Common Stock. The Board of Directors of the Company also considered the financial and legal ability of potential acquirors other than BayBanks to acquire the Company and the content of preliminary proposals made by three other bank holding companies that expressed interest in acquiring the Company. The Board also considered the long-range prospects and risks of the Company's business and its financial condition, results of operations, capital levels, and asset quality. In addition, the Board relied on the opinion of Sheshunoff that the Merger Consideration is fair to the stockholders of the Company from a financial point of view. See "The Merger-
- -Background of and Reasons for the Merger."

Regulatory Approvals; Conditions to the Merger

      Consummation of the Merger and related transactions contemplated by the Acquisition Agreement are subject to the prior receipt of all required approvals, consents or waivers of (i) the Board of Governors of the Federal Reserve System (ii) the New Hampshire Board of Trust Company Incorporation,
(iii) the Massachusetts Board of Bank Incorporation, and (iv) all other governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Acquisition Agreement, in each case without any condition or requirement that, in the reasonable opinion of BayBanks, would so materially and adversely affect the economic or business benefit to BayBanks of the transactions contemplated by the Acquisition Agreement as to render inadvisable the consummation of the Merger; and the absence of any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Acquisition Agreement.

      In addition to the foregoing conditions, the Acquisition Agreement sets forth various other conditions to the respective obligations of the Company, BayBanks and BBNH to consummate the Merger, including among others that, as of the Effective Time, (i) not more than 200,000 shares of Common Stock be held by stockholders who have perfected their statutory appraisal rights, (ii) the Company's total stockholders' equity not be less than $8,921,000, (iii) neither the Company nor the Bank have a Tier 1 leverage capital ratio of less than 6.00%, (iv) the total amount of consolidated nonperforming assets and certain other assets of the Company and its subsidiaries not exceed $5.5 million, and (v) BayBanks have received certain other assurances relating to corporate and asset quality matters. See "The Merger--Regulatory Approvals" and "--Conditions to the Merger."

      The conditions precedent to consummation of the Merger can be waived by the benefitted party in its discretion. Neither the Company nor BayBanks has committed to grant any such waiver.

Effective Time of the Merger

      The Merger will become effective at the time and on the date that articles of merger are filed as required by the NHBCA or on such other date and time as may be specified in such articles of merger (the "Effective Time"). Pursuant to the Acquisition Agreement, the Effective Time will only occur after the receipt of all required regulatory approvals, consents and waivers, approval of the Acquisition Agreement by the requisite vote of the stockholders of the Company and the satisfaction or waiver of all other conditions to the obligations of the parties to consummate the Merger. See "The Merger--Effective Date and Effective Time."

Interests of Certain Persons in the Merger

      In considering the recommendations of the Company's Board of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and management of the Company have certain interests in the Merger that are in addition to the interests of stockholders generally. The prospective affiliation with BayBanks may provide expanded employment opportunities for management. BayBanks has agreed to enter into amended employment agreements with John M. Terravecchia, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank; G. Robert Smith, Senior Vice President of the Company and President and Chief Operating Officer of the Bank; Robert E. Benoit, Vice President, Treasurer and Chief Financial Officer of the Company and the Bank; and certain other officers of the Bank. The amended employment agreements contain provisions relating to continued employment of such persons, the maintenance of certain employee benefits and the reduction of contractual deferred compensation payments. The directors and certain officers and key employees of the Company also hold options for the purchase of an aggregate of 99,750 shares of Common Stock under the Company's stock options plans for which they will be paid an aggregate of $691,618 upon consummation of the Merger. The Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the Acquisition Agreement and the transactions contemplated thereby. See "The Merger--Interests of Certain Persons in the Merger."

Business Pending the Merger

      The Acquisition Agreement contains various covenants of the Company regarding the conduct of the business of the Company between the date of the execution of the Acquisition Agreement and the Effective Time. In this regard, the Company generally is required to conduct its business in the usual, regular and ordinary course consistent with past practice, as well as to forebear from taking certain actions without the prior written consent of BayBanks. See "The Merger--Business Pending the Merger."

Redemption of Debentures

      As of June 27, 1995, there were outstanding $155,000 in aggregate principal amount of 8.75% Convertible Debentures of the Company and $3,353,000 in aggregate principal amount of 7% Convertible Debentures of the Company. The Acquisition Agreement provides that if so requested by BayBanks, the Company will take such steps as are necessary to cause the redemption of all outstanding Company debentures at the Effective Time.

Termination, Amendment and Waiver


      The Acquisition Agreement may be terminated, and the Merger abandoned, either before or after the approval of the stockholders of the Company, under certain circumstances. Moreover, prior to the Effective Time, any provision of the Acquisition Agreement may be (i) waived by the party benefitted by the provision or (ii) amended or modified at any time by an agreement in writing among the parties approved by their respective Boards of Directors, except that, after the vote by the stockholders of the Company, no amendment may be made that reduces or changes the form or amount of compensation payable pursuant to the Acquisition Agreement without stockholder approval thereof. See "The Merger--Termination, Amendment and Waiver." Whether or not the Acquisition Agreement has been approved by the stockholders would be determined in the same manner as is described in "The Annual Meeting--Votes Required," namely, if the Acquisition Agreement is approved by holders of a majority, but less than 80%, of the outstanding Common Stock, a judicial determination would be required to determine whether or not stockholder approval had been received.

Accounting Treatment

      BayBanks expects to account for the Merger under the purchase method of accounting.


Certain Federal Income Tax Consequences

      The Merger will be treated as a taxable sale of the Common Stock of the Company. Accordingly, none of the Company, BayBanks or BBNH will recognize any gain or loss as a result of the Merger. Company stockholders will be treated as if they sold their shares in a fully taxable transaction for the cash they receive. See "The Merger--Certain Federal Income Tax Consequences."

Dissenters' Rights

      Pursuant to Sections 293-A:13.01 et seq. of the NHBCA, holders of Common Stock who (i) file with the Company prior to the vote on the Merger at the Annual Meeting a written notice of intention to demand payment for their shares if the Merger is effected and (ii) do not vote in favor of the Merger, will be entitled to be paid the fair value of their shares as agreed upon with the Company or its successor or, if the fair value remains unsettled, as determined by a New Hampshire court, provided that the Merger is consummated and such stockholders properly comply with certain statutory procedures. Fair value of dissenting stock means the value immediately before the Effective Time, excluding any change in value in anticipation of the Merger if such exclusion is not inequitable (which amount may be more, less, or the same as the Merger Consideration). The written notice required to be delivered to the Company by a dissenting stockholder is in addition to and separate from any proxy or vote against the Merger. The further procedures which must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger--Dissenters' Rights" and in sections 293-A:13.01 et seq. of the NHBCA, a copy of which is attached as Annex D to this Proxy Statement. Failure to follow the procedures required to exercise such rights will result in termination or waiver thereof.

Common Stock Prices

      The Common Stock is traded on the Nasdaq National Market under the symbol "CSTN." On March 22, 1995, the business day prior to the public announcement of the proposed Merger, the closing sale price of the Common Stock as reported by the Nasdaq National Market was $6.75 per share. On June 27, 1995, a day shortly prior to the mailing of the Proxy Statement, the closing sale price of the Common Stock as so reported was $8.375 per share.

      The Common Stock consists of shares of common stock originally issued by Derry Bank & Trust Company, which were converted to shares of common stock of the Company in the reorganization into a holding company structure in 1982, and shares of Common Stock subsequently issued by the Company. Shares of common stock of Derry Bank & Trust Company were originally issued in May 1969 and were the subject of a two-for-one stock split on May 24, 1971. Derry Bank & Trust Company issued 5% stock dividends on September 30, 1976 and February 29, 1979. The Company's Common Stock was split on a two-for-one basis on two occasions, October 1, 1983 and January 21, 1987.

      For additional information about prices of the Common Stock, see "Market for Registrant's Common Stock and Related Stockholder Matters-- Common Stock Price Range and Dividends" in the accompanying Annual Report to Stockholders of the Company.

BayBanks Stock Option

      Immediately upon the execution of the Acquisition Agreement and as contemplated therein, the Company and BayBanks entered into a stock option agreement (the "Option Agreement") pursuant to which the Company granted to BayBanks an option (the "Option") to purchase at a price of $6.625 per share up to 295,000 shares of newly issued Common Stock, which is approximately 14 percent of the shares of Common Stock outstanding as of May 31, 1995. The Option price is subject to adjustment in the event of certain issuances of Common Stock. The Option is exercisable upon the occurrence of certain events that create the potential for a third party to acquire the Company. If the Option becomes exercisable, BayBanks or any permitted transferee of BayBanks may under certain circumstances require the Company to repurchase the Option (in lieu of its exercise). The Company also has a right of first refusal in certain circumstances to repurchase shares acquired pursuant to the Option. Stockholder approval of the Acquisition Agreement will also constitute approval of the Option Agreement. See "The Merger--Option Agreement."

Termination Fee; No Solicitation


      In the event the Acquisition Agreement is terminated and certain circumstances occur involving the acquisition or proposed acquisition of the Company by another party, the Company may be required to pay BayBanks a termination fee of $500,000. See "The Merger--No Solicitation" and "-- Expenses of the Merger and Termination Fee." The Acquisition Agreement contains no provision for payment by BayBanks of a termination fee, even if BayBanks materially breaches its obligations thereunder. However, the Acquisition Agreement provides that termination shall not relieve any party from liability for breach thereof.


      Subject to the provisions of the Acquisition Agreement, the Company has agreed that, from the date of the Acquisition Agreement through the Closing Date, neither the Company nor any of its subsidiaries, nor any of its or their directors, officers, advisors or other representatives may, directly or indirectly, without the prior written consent of BayBanks, solicit or encourage the solicitation from, or, subject to the conditions set forth in the Acquisition Agreement, engage in negotiation with, any third party concerning any possible proposal regarding the issuance or sale of Common Stock or other equity securities of the Company or a merger, consolidation or sale of substantial assets or other similar transaction involving the Company or any of its subsidiaries. See "The Merger--No Solicitation."


                             THE ANNUAL MEETING


      The Annual Meeting of Stockholders of the Company will be held at the Manchester Country Club, 180 South River Road, Bedford, New Hampshire, on Tuesday, August 22, 1995 at 9:00 a.m., Eastern Time and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Matters to be Considered

      At the Annual Meeting, stockholders of the Company will consider and vote upon (i) a proposal to approve the Acquisition Agreement; (ii) a proposal to elect three directors for three-year terms and one director for a two-year term and until their successors are elected and qualified; (iii) a proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995; (iv) a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies to vote on the proposal to approve the Acquisition Agreement, if required, and (v) the transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof. Management is not aware of any such other business.

Shares Outstanding and Entitled to Vote; Record Date

      The close of business on July 11, 1995, has been fixed by the Board of Directors of the Company as the Record Date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the close of business on the Record Date, there were 2,109,872 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote on each matter to be submitted to stockholders at the Annual Meeting.


      As of the Record Date, no person owned of record, or was known to own beneficially, more than five percent (5%) of the outstanding shares of the Company's capital stock. Under the rules of the Securities and Exchange Commission (the "Commission"), BayBanks is deemed to be the beneficial owner of the 295,000 shares of Common Stock subject to the Option and, together with 96,000 shares of the Common Stock owned by a BayBanks subsidiary, of a total of 391,000 shares, or approximately 16.3% of the outstanding Common Stock, giving effect to the exercise of the Option. See "The Merger--Option Agreement."

Votes Required

      A quorum, consisting of a majority of the issued and outstanding Common Stock, must be present in person or by proxy before any action may be taken at the Annual Meeting.

      Under the generally applicable provisions of the NHBCA, approval of the Merger would require the affirmative vote of holders of a majority of the outstanding shares of Common Stock. However, the "Business Combination" provision of the Company's Articles of Incorporation can be read to require that a transaction such as a merger of the Company be approved by holders of at least eighty percent (80%) of the outstanding Company Common Stock unless the consideration being paid to holders of Common Stock is equal to the highest price ever paid by the other party or parties to the transaction for any shares of Company Common Stock. BayBanks purchased 96,000 shares of Company Common Stock (now held by a separate subsidiary) in 1987 at a higher price than the $8.80 per share to be paid in Merger. If the Business Combination provision were to apply to the Merger, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock would be required to approve the Acquisition Agreement.

      The Company does not believe that this result is clearly required by the Business Combination provision of the Articles of Incorporation. The shares which give rise to this question were purchased some eight years ago as a minority investment wholly unrelated to the Merger and are now held by a separate subsidiary of BayBanks. Furthermore, applying the Business Combination provision to the Merger would be inconsistent with its purpose, which is to discourage a coercive, hostile takeover of the Company. The Merger is not a coercive or hostile transaction; it was freely negotiated by the Company and has been unanimously approved by the Company's Board of Directors.


      Because the meaning of the Business Combination provision is not clear, the Company is seeking approval of the Acquisition Agreement by holders of at least 80% of the outstanding Common Stock. If the proposal to approve the Acquisition Agreement is approved by the holders of a majority, but less than 80%, of the outstanding Common Stock, the Company would not go forward with the Merger at that time but would promptly seek a judicial determination that the Business Combination provision of the Company's Articles of Incorporation does not apply in this case. If such a determination were made, the Company would proceed with the Merger on the basis of the majority vote received at the Annual Meeting (and any adjournment thereof) and without any further vote of stockholders. BayBanks also has indicated that it may seek such a determination. There can be no assurance that such a determination would be made or as to the timing of any such decision. If the Merger has not become effective by February 28, 1996, the Acquisition Agreement may be terminated by either party, subject to certain conditions. See "The Merger--Termination, Amendment, and Waiver." If a judicial determination is not made by that date, either party would be able to exercise this right of termination. Each party would make that decision in light of all the circumstances at the time. If the Acquisition Agreement is not approved by stockholders, BayBanks may be able to exercise the Option under certain circumstances as described under "The Merger-- Option Agreement".


      Assuming a quorum is present, directors will be elected by a plurality of the votes cast, and both the proposal to ratify the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1995 and the proposal to adjourn the Annual Meeting, if required, to permit the solicitation of additional proxies to vote on the proposal to approve the Acquisition Agreement will be approved if the votes cast in favor of thereof exceed the votes cast opposing the proposal.

      Under the rules of the Nasdaq National Market, the proposal to approve the Acquisition Agreement is considered a "non-discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" (as well as withheld votes in the case of the election of directors) will be considered in determining the presence of a quorum at the Annual Meeting but will not be counted as a vote cast for a proposal. Because the proposal to approve the Acquisition Agreement is required to be approved by the holders of at least a majority (and possibly 80%) of the outstanding shares of Common Stock, abstentions and broker "non-votes" will have the same effect as votes against this proposal. Assuming the presence of a quorum, abstentions and broker "non-votes" will not be counted as votes for the proposal to ratify the Company's independent public accountants for the fiscal year ending December 31, 1995 and to adjourn the Annual Meeting, if required, to solicit additional proxies to vote on the proposal to approve the Acquisition Agreement and will not affect the votes required for such proposals. Withheld votes and broker "non-votes" also will not affect the vote required for election of directors.

      As of the Record Date, the directors and officers of the Company and its subsidiaries and their affiliates in the aggregate beneficially owned and are entitled to vote 229,180 shares, or 10.9%, of the outstanding Common Stock (exclusive of shares of Common Stock which may be acquired upon the exercise of outstanding stock options). In the Acquisition Agreement, the Company also agreed to use its best efforts to cause each director and executive officer to execute an Affiliate Letter providing that the signatory will vote all shares of Common Stock that such person is entitled to vote (whether or not such person is the beneficial owner of such shares)
(i) in favor of approving the Acquisition Agreement and the Merger and (ii) against approval of any other acquisition proposal. A copy of the form of Affiliate Letter is included as Annex II to the Acquisition Agreement attached hereto as Annex A. Directors and executive officers having the right to vote in the aggregate 192,778 shares of Common Stock, or approximately 9% of the presently outstanding Common Stock, have executed the Affiliate Letter. A subsidiary of BayBanks, which owns 96,000 shares of Common Stock, or 4.6% of the outstanding shares, intends to vote all of such shares in favor of the Merger.

Voting, Solicitation, and Revocation of Proxies

      A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Any stockholder of the Company executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company (Edward D. Bureau, Secretary, Cornerstone Financial Corporation, 15 East Broadway, Derry, New Hampshire 03038) written notice of such revocation; by executing a later-dated proxy; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

      Each proxy returned to the Company (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted: (1) for approval of the Acquisition Agreement; (2) for the election as directors of the nominees named in this Proxy Statement; (3) in favor of ratifying the appointment of Price Waterhouse LLP as independent public accountants for the Company for the fiscal year ending December 31, 1995; and (4) in favor of any adjournment of the Annual Meeting by the Company to permit further solicitation of proxies for the approval of the Acquisition Agreement. The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting; however, if any other matter properly comes before the Annual Meeting or any adjournments thereof, all proxies returned to the Company will be voted by the proxy holders on any such matter in accordance with the determination of a majority of the Board of Directors of the Company.

      The Company will bear the costs of printing and mailing this Proxy Statement and the proxy, 1994 Annual Report to Stockholders and quarterly report on Form 10-Q which accompanies this Proxy Statement, as well as all other costs incurred in connection with the solicitation of proxies from stockholders of the Company on behalf of the Board of Directors of the Company. The Company has retained Georgeson and Co., a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. Such firm will receive a fee of $8,000 plus reimbursement for out-of-pocket expenses. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by directors, officers, or employees of the Company by telephone or by personal contact. Arrangements also will be made with brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries, who are record holders of Common Stock not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Common Stock entitled to vote at the Annual Meeting, and the Company will reimburse such persons for their reasonable expenses incurred in doing so.

                                 THE MERGER
                               (Proposal One)

      The following description of the material terms of the Acquisition Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached as Annex A hereto. All stockholders of the Company are urged to carefully read the Acquisition Agreement and the related Annexes attached hereto.

General

      Late on March 23, 1995, the Company, BayBanks and BBNH entered into the Acquisition Agreement, pursuant to which BayBanks would acquire the Company. The acquisition of the Company by BayBanks will be accomplished through the merger of BBNH with and into the Company pursuant to the applicable provisions of the NHBCA, with the Company being the resulting entity under the name "BayBanks, Inc." Upon consummation of the Merger, each share of Company Common Stock outstanding immediately prior thereto (other than shares held by any stockholder who demands and receives payment of the fair value of his shares pursuant to the applicable provisions of the NHBCA, as discussed under "The Merger--Dissenters' Rights," and shares held directly or indirectly by BayBanks, other than shares in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith) will be converted into the right to receive $8.80 in cash without interest. Immediately following the Merger, the Company will be a direct subsidiary of BayBanks.

Background of and Reasons for the Merger

      During the summer of 1994, as a result of an unsolicited contact from another banking company expressing interest in discussing a possible affiliation, the Company engaged the services of Chatham Capital Management ("Chatham") to advise the Company on the financial aspects of affiliations and to assist in identifying and contacting potential acquirors of the Company and in preparing offering and due diligence materials. During August 1994, preliminary exploratory meetings were held with two potential acquirors who had contacted the Company on an unsolicited basis. Management, with Chatham's assistance, conducted a strategic review of potential acquirors who had contacted the company on an unsolicited basis to determine those potential acquirors who might have the highest level of interest in acquiring the Company. From September through November 1994, offering and due diligence materials were prepared and due diligence reviews of the Company were conducted by four potential acquirors, including BayBanks and the two potential acquirors who had contacted the Company initially.

      On December 2, 1994, the Board of Directors reviewed preliminary acquisition proposals by four prospective bidders, including BayBanks. In reviewing these proposals, the Board of Directors considered primarily the financial value, the type of consideration to be received by the Company, and the likelihood of the transaction being successfully completed. Although one of the proposals was close to (but below) the BayBanks proposal in value, that proposal was made by a much smaller institution, and the Board had substantial doubt as to the financial ability of that potential acquiror to consummate its proposed transaction due to the size of the transaction in relation to the capital of the potential acquiror. Accordingly, that proposal was rejected. The two other proposals provided for Company stockholders to receive stock or a combination of stock and cash, but the proposals were materially below the BayBanks proposal in value. The Company notified these potential acquirors that their proposals had been rejected because they offered insufficient value, leaving open the possibility of proposals offering substantially more value; no such further proposals were made. Given the results of this process, the Board determined to focus primarily on the BayBanks proposal. Therefore, the Board of Directors instructed management of the Company to enter into negotiations with BayBanks for the development of a definitive merger agreement. The Board of Directors also authorized the Company to engage the services of Sheshunoff, a firm with national experience in bank mergers, to review the offer of BayBanks to assess the fairness of such offer from a financial point of view. The negotiations with BayBanks were conducted by the Company in consultation with its counsel and with Chatham and Sheshunoff. As a result of these negotiations, BayBanks and the Company reached agreement on the $8.80 per share purchase price and the other terms of the Acquisition Agreement.On March 23, 1995, the Board of Directors voted to enter into the merger transaction with BayBanks and authorized management to execute the Acquisition Agreement.

      In the course of reaching its decision to approve the Acquisition Agreement, the Board of Directors of the Company consulted with its legal advisors regarding the legal terms of the Acquisition Agreement and the obligations of the Board of Directors in its consideration thereof and with its financial advisors regarding the financial terms and fairness, from a financial point of view, of the Merger. Without assigning any relative or specific weights thereto, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

      The terms of the Acquisition Agreement were reached on the basis of arms' length negotiations between the Company and BayBanks. In reaching the conclusion that the terms of the Acquisition Agreement are fair, the Board of Directors considered, among other things, the fact that the Merger Consideration of $8.80 per share would be paid entirely in cash as well as the market value (a closing price of $6.75 per share on March 22, 1995), book value ($4.23 per share as of December 31, 1994) and earnings per share of the Company (acquisition price equal to a multiple of 10 times earnings for the fiscal year ended December 31, 1994). The Board of Directors considered that the Merger provides an opportunity for the shareholders of the Company to receive consideration in cash at a premium over the pre-existing market price and well in excess of the book value of their shares.

      The Board of Directors considered the strategic alternatives available to the Company, including remaining independent, seeking to solicit additional competing proposals, and accepting the BayBanks proposal. The Board concluded that BayBanks had made the highest likely acquisition proposal and that the Merger offered Company shareholders more value than remaining independent. Accordingly, the Board concluded that the Merger represents the best available opportunity to enhance stockholder value at this time.

      The Board of Directors took into account and considered the opinion of Sheshunoff dated March 23, 1995, that the consideration to be received by the Company's stockholders in the Merger was fair, from a financial point of view.

      The Board of Directors also considered the impact of the Merger on the community and customers which the Company serves and on the employees of the Company and the Bank. One of the largest bank holding companies in New England, BayBanks uses state-of-the-art technology in its operations. Its product offerings include sophisticated deposit, credit, cash management, and international services for businesses, governments, and not-for-profit entities; trust, brokerage, investment management, and mutual fund services for retail and business customers; and a considerably broader range of retail deposit and credit products than are currently available to the Company's customers. Accordingly, the Board of Directors believes that the Merger, if consummated, will provide the Company's customers with expanded services, and the Bank with greater ability to grow and diversify and access to the resources of a strong parent.


      In reviewing the provisions of the Acquisition Agreement the Board considered the requirement that the Company pay to BayBanks a termination fee of $500,000 if, for certain specified reasons, the Merger is not consummated, and the condition of the BayBanks' proposal that the Company enter into the Option Agreement described under "The Merger--Option Agreement" granting BayBanks the option to purchase under specified circumstances up to 295,000 shares of Company Common Stock (14% of the shares outstanding at May 31, 1995) at a price of $6.625 per share. The Board further considered the provisions in the Acquisition Agreement restricting the Company with regard to acquisition proposals by other potential acquirors as described under "The Merger--No Solicitation". The Board of Directors was aware that the existence of such provisions would make it more expensive for a third party to offer a price that was in excess of BayBanks' proposal and might significantly deter a potential competing acquiror from making an offer. The Board of Directors was also aware that BayBanks required these terms as a condition to entering into the Acquisition Agreement and was of the view, based upon knowledge of other transactions and discussions with the Company's financial and legal advisors, that similar terms would likely be required by other acquirors.


Opinion of Financial Advisor

      In December 1994, the Company retained Sheshunoff, an investment banking firm based in Austin, Texas, on the basis of its experience, to render to the Board of Directors of the Company a written fairness opinion with respect to the Merger (the "Opinion"). Sheshunoff has been in the business of consulting for the banking industry nationwide for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings, and it is familiar with the New England banking industry and recent transactions in this market. Sheshunoff is not affiliated in any way with the Company or BayBanks.

      THE FULL TEXT OF THE OPINION, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY SHESHUNOFF, IS INCLUDED AS ANNEX C TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. The Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting. Stockholders should consider the Opinion as one factor in making their own decisions on the matter.

      In rendering the Opinion, Sheshunoff reviewed certain publicly available information concerning the Company, including the Company's audited financial statements, annual reports and reports of condition and income, and considered many other factors. In particular, Sheshunoff reviewed: (i) a preliminary draft of the Acquisition Agreement; (ii) the external auditor's reports to the Board of Directors of the Company in connection with the results of the audit examination of the Company's financial statements for the fiscal year ended December 31, 1993; (iii) the September 30, 1994 Report of Condition and Income for the Bank, the audited December 31, 1993 Balance Sheet and Income Statement for the Company and the audited December 31, 1994 Balance Sheet and Income Statement for the Company; (iv) the Rate Sensitivity Analysis reports for the Company; (v) the Company's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) the Company's internal loan classification list; (vii) a listing of other real estate owned by the Company; (viii) the budget and long-range operating plan of the Company;
(ix) a listing of unfunded letters of credit and other off-balance sheet risks of the Company; (x) the Minutes of the Board of Directors of the Company; (xi) the most recent Board report for the Company; (xii) the listing and description of significant real properties of the Company;
(xiii) material leases of real and personal property; (xiv) the directors and officers liability and blanket bond insurance policies for the Company; and (xv) market conditions and current trading levels of outstanding equity securities of the Company. Sheshunoff received a representation from the Company that there had been no material adverse change in the affairs or condition of the Company or the Bank between December 31, 1994 and the date of the Opinion. It also conducted an on-site review of the Company's historical performance and current financial condition and performed a market area analysis. In rendering the Opinion, Sheshunoff did not independently verify the asset quality and financial condition of the Company or the Bank, but instead relied upon the data provided by or on behalf of the Company and the Bank to be true and accurate in all material respects. The information described above provided Sheshunoff with an understanding of the financial performance and condition of the Company and its market area.

      In addition, Sheshunoff discussed with the management of the Company the relative operating performance and future prospects of the Company and the Bank, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and the Company's performance within the industry. Based on the information analyzed on the Company and its market area and discussions with management of the Company, Sheshunoff prepared projections assuming that the Bank will generate a return on average assets of 1.20% in 1995 and 0.98% annually during 1996 through 2004. Sheshunoff also assumed that the Bank's assets will increase by 5.0% annually during 1995 through 2004. The Company did not impose any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating the Opinion.

      Sheshunoff compared the results of operations of the Company with New Hampshire banking organ-izations with total assets of $100 to $499 million. Sheshunoff also reviewed and analyzed the terms and conditions of 16 selected proposed mergers and acquisitions of New England banking organizations with assets of less than $2 billion that were announced between January 1, 1994 and March 17, 1995 (the "Comparable Transactions"). The Comparable Transactions were utilized in the Market Value Analysis and the Price Equity Index Analysis, which are described later in this section. The transactions included in the Comparable Transactions were:

Acquired Organization                City               State

Equity Bank                          Wethersfield       CT
Bankcore, Inc.                       North Conway       NH
Finest Financial Corp                Pelham             NH
Bank of Western Massachusetts        Springfield        MA
Shoreline Bank & Trust Company       Madison            CT
Bank of Mystic                       Mystic             CT
Casco & BankVermont                                     VT/ME
Metro Bancorp                        Melrose            MA
North American Bank Corp             Farmington         NH
Profile Financial Corp               Plaistow           NH
Citibank (Maine), NA                 South Portland     ME
Saugus Bank & Trust Company          Saugus             MA
Martha Vineyard's National Bank      Vineyard Haven     MA
Liberty National Bank                Danbury            CT
Depositors Trust Company             Lexington          MA

      Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations. However, the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, Sheshunoff took into account non-financial factors such as the marketability and the history of sales of the Company's Common Stock.

      Sheshunoff analyzed the transaction value on a cash equivalent fair market value basis using stand-ard valuation techniques (as discussed below), including comparable sales multiples, net present value, cash flow analysis, return on investment and a price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%. This range of discount rates was considered by Sheshunoff to be an acceptable rate of return, which, in Sheshunoff's experience, most investors would demand for an investment of this type. In order to analyze the financial adequacy of BayBanks' offer for the Company, Sheshunoff adjusted the total purchase price for the Company of $19,444,674 ($8.80 per share x 2,209,622 shares (assuming exercise of all outstanding stock options)) by subtracting the book value of the Company's parent company assets ($912,594 as of December 31, 1994) and the cash that would be received by the Company for the exercise of its common stock options ($211,306), and adding the Company's parent company liabilities ($3,558,208 as of December 31, 1994), to derive an implicit total purchase price of $21,878,982 for the Bank.

      The implicit purchase price for the Bank was derived because the Bank is the primary asset of the Company. In Sheshunoff's view, if the derived implicit purchase price of $21,878,982 for the Bank is a fair value for the Bank from a financial perspective, the $8.80 per share purchase price for the Company will also be fair to the Company's stockholders from a financial perspective, because the Bank is the primary and only material asset of the Company. Consequently, the following discussion of the valuation methods used by Sheshunoff focuses on the derived implicit purchase price for the Bank. Sheshunoff analyzed the implicit purchase price for the Bank by determining the Bank's net asset value, its market value, and its investment value. These terms, and the methods Sheshunoff used in determining these values, are explained below. Each of the valuation methods used by Sheshunoff resulted in a particular estimated value for the Bank as of December 31, 1994. In rendering the Opinion, Sheshunoff compared the estimated values of the Bank obtained using each valuation method to the $21,878,982 derived implicit purchase price for the Bank based on BayBanks' $8.80 per share offer.

      Net asset value. This is the value of the net equity of a bank, after adjusting a bank's assets and liabilities to market value and giving consideration to off-balance sheet items and contingent liabilities. Because this approach normally assumes liquidation on the date of appraisal, it is less useful than the other methods described below when valuing a going concern. Accordingly, little weight was given by Sheshunoff to the net asset value method of valuation.

      Market value. This is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. Sheshunoff used previous sales of banking companies in the state or region in determining market value in connection with this transaction. Sheshunoff maintains substantial records of comparable pricing and financial performance data for sales of banking companies nationwide, including transactions involving New England banking companies and banking companies in the eastern region of the United States in 1994 and over the past five years. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of the Bank using the market value approach, Sheshunoff compared the price to equity and price to earnings ratios (multiples) of the proposed Merger with those of the Comparable Transactions, as follows.

      Sheshunoff determined that the multiple of the acquisition price to the book value of the target banks included in the Comparable Transactions was an average of 1.25. Based on a book value for the Bank at December 31, 1994 of $11,566,000 and the $21,878,982 implicit price for the Bank based on the $8.80 per share offer by BayBanks for the Company, the price to equity multiple in the proposed Merger would be 1.89. Sheshunoff also determined that the average price to recent 12-month earnings multiple for the Comparable Transactions was 13.54. Based on the Bank's actual 1994 earnings of $1,897,000, the price to earnings multiple in the proposed transaction would be 11.53. Excluding the Bank's net operating loss carryforward (i.e., if the Bank's earnings had been fully taxable), the Bank's 1994 earnings would have been $1,167,000, leading to a price to earnings multiple of 18.75 for the proposed Merger.

      Investment value. This is sometimes referred to as the income value or earnings value. The investment value of a business may be determined by estimating the present value of its future earnings or cash flow or, alternatively, by determining the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalizing one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Another method of calculating investment value is a cash flow analysis of the ability of a banking company to service the debt obligations incurred by an acquiror (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, a determination of the return on investment that would accrue to a prospective buyer at the fair market value is calculated. Sheshunoff analyzed the investment value of the Bank using the following methods.

      Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, that will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive conditions in the Bank's market area, and the Bank's current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, which was deemed to be an acceptable discount rate as of the valuation date considering the risk-return relationship that Sheshunoff considered appropriate, the net present value of future earnings of the Bank equaled $15,906,000.

      Cash Flow Analysis. The cash flow method assumes the formation of a bank holding company with the maximum acquisition debt permitted by the Federal Reserve guidelines (66.67% of the purchase price of a bank) and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method, Sheshunoff arrived at a value for the Bank of $20,000,000, which is the maximum price that could be paid for the Bank at December 31, 1994, if 66.67% of the purchase price was financed by debt and the debt was repaid in ten years.

      Return on Investment Analysis.  Sheshunoff's return on investment
(ROI) analysis also assumed the formation of a bank holding company using maximum regulatory leverage and analyzed the ten year ROI of a 33.33% equity investment at the derived transaction value of $21,878,982 for the Bank, compared to a liquidation at book value in the year 2004 and a sale at ten times projected earnings for the year 2004. The ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the rate of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI for the proposed Merger, assuming liquidation at book value in 2004, is 5.37%, and the ROI, assuming sale at ten times earnings in 2004, is 11.08%.

      Price Equity Index Analysis. A price level indicator, the equity index, also may be used to measure the adequacy of the transaction value. The equity index adjusts the price to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The equity index is derived by multiplying the price to equity multiple by the equity-to-assets ratio. In this instance, the Bank's derived transaction value of $21,878,982 results in an equity index of 15.38. The price equity index for the Comparable Transactions equaled 10.44. Sheshunoff used the actual, rather than a derived, transaction price for each of the Comparable Transactions in calculating this index in order to provide a relative pricing comparison without adjusting each of the prices of the Comparable Transactions for holding company debt. Sheshunoff believed that this approach was reasonable due to the number of the Comparable Transactions and the variety of the corporate structures involved.

      Net Present Value-to-Transaction Value Analysis. Another test of appropriateness for the transaction value used by Sheshunoff was the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that the relationship between the net present value of an "average" community banking organization such as the Bank and the transaction value of a majority block of the banking organization's stock generally falls under 100.00% (i.e., that the price is greater than the net present value of projected earnings). The net present value-to-transaction value ratio equals 72.70% for the Bank.

      In performing its analysis, Sheshunoff also considered other factors, including the general condition of the industry, the economic and competitive situations in the market area, and the expertise of the management of the Company, which do not directly impact the earnings stream and the net present value but do exert a degree of influence over the fair market value of a going concern.

      Sheshunoff reviewed the results of the foregoing analyses and determined that the consideration to be paid by BayBanks in the Merger is fair to the stockholders of the Company from a financial point of view.

      For its services as independent financial analyst for the Merger, including the rendering of the Opinion, the Company has paid Sheshunoff aggregate fees of $12,000. The Company also agreed to reimburse Sheshunoff for its out of pocket expenses not to exceed $250, excluding out of pocket costs incurred for travel and direct delivery charges.

Recommendation of the Board of Directors of the Company

      For the foregoing reasons, the Board of Directors of the Company has determined that the acquisition of the Company by BayBanks is desirable and in the best interests of the Company and its stockholders and has unanimously approved the Acquisition Agreement. Accordingly, the Board of Directors of the Company unanimously recommends the stockholders vote FOR approval of the Acquisition Agreement.

Merger Consideration

      Pursuant to the Acquisition Agreement, upon consummation of the Merger each outstanding share of Common Stock (other than shares held by any stockholder who demands and receives payment of the fair value of his shares pursuant to the applicable provisions of the NHBCA and shares held directly or indirectly by BayBanks, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith) will be converted into the right to receive $8.80 in cash without interest. The Acquisition Agreement also provides that each outstanding and unexercised option to purchase Common Stock under the Company's 1984 and 1987 Stock Option Plans (the "Stock Option Plans") at the Effective Time shall be terminated in exchange for a cash payment in an amount equal to the excess of the Merger Consideration over the per share exercise price of such option, multiplied by the number of shares covered by the option. The outstanding options were granted under the Stock Option Plans on January 21, 1992 (of which options for the purchase of 39,080 shares of the Company Common Stock at an exercise price of $1.00 per share remain outstanding) and June 24, 1993 (of which options for the purchase of 60,670 shares at an exercise price of $2.75 per share remain outstanding ). See "The Merger-- General" and "Election of Directors--Executive and Compensation and Other Information". The total transaction value is estimated to be approximately $18.6 million based on 2,109,872 shares of Common Stock outstanding on the Record Date ($19.4 million, inclusive of outstanding options to purchase 99,750 shares of Common Stock on such date).

Surrender of Stock Certificates; Payment of Merger Consideration

      At or after the Effective Time, each certificate previously representing shares of Common Stock (each a "Certificate"), other than certificates representing Dissenting Stock (as defined under "The Merger-- Dissenters' Rights"), will represent only the right to receive the Merger Consideration. As of the Effective Time, BayBanks will deposit, or will cause to be deposited, with a bank or trust company (the "Paying Agent"), for exchange in accordance with the Acquisition Agreement the Merger Consideration to be paid pursuant thereto in exchange for the outstanding shares of Common Stock.

      As soon as practicable after the Effective Time, BayBanks will cause the Paying Agent to mail to each holder of record of Common Stock instructions for surrendering such holder's stock certificates representing the Common Stock (the "Certificates") in exchange for the Merger Consideration. Upon the proper surrender of a Certificate to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a check representing the aggregate Merger Consideration in respect of the Certificate surrendered, and the Certificate so surrendered will be canceled. No interest will be paid or accrued on the Merger Consideration. Certificates should not be forwarded to the Paying Agent until after receipt of the letter of transmittal and should not be returned to the Company with the enclosed proxy.

      The Acquisition Agreement provides that, from and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to BayBanks or BBNH for transfer, they will be canceled and exchanged for the Merger Consideration deliverable in respect thereof.

      Any portion of the aggregate Merger Consideration that remains unclaimed by the stockholders of the Company for six months after the Effective Time will be repaid by the Paying Agent to BayBanks. Any stockholders of the Company who have not theretofore exchanged their Certificates for Merger Consideration may thereafter look only to BayBanks for payment of the Merger Consideration. If outstanding Certificates for shares of Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payments escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of BayBanks (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interests of any person previously entitled to such claims. Notwithstanding the foregoing, none of BayBanks, the Paying Agent or any other person shall be liable to any former holder of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration deliverable in respect thereof.

Regulatory Approvals

      Consummation of the Merger and related transactions contemplated by the Acquisition Agreement are subject to the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended, ("BHCA") and the prior approval of the New Hampshire Board of Trust Company Incorporation ("NHBTCI") and the Massachusetts Board of Bank Incorporation ("MBBI") under the laws of New Hampshire and Massachusetts, respectively. Pursuant to the applicable provisions of the BHCA, the Federal Reserve Board may not approve the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of such transaction, in any section of the country, may be substantially to lessen competition, or to tend to create a monopoly, or in any other manner to restrain trade, in each case unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of the application for approval, the Federal Reserve Board is required to consider whether BayBanks' financial and managerial resources are adequate (including consideration by a variety of means of the competence, experience, and integrity of the directors, officers, and principal stockholders of BayBanks and certain of its subsidiaries and its compliance with, among other things, fair lending laws). The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

      The BHCA provides that a transaction approved by the Federal Reserve Board generally may not be consummated until 30 days after such approval. If the U.S. Department of Justice and the Federal Reserve Board otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the Federal Reserve Board unless a court specifically orders otherwise. If, however, the U.S. Department of Justice does not commence a legal action during such waiting period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act. The Company does not anticipate any challenge to the Merger because of antitrust concerns.

      The BHCA also provides for the publication of notice and the opportunity for administrative hearing relating to the application for approval and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the required approval.

      In order to consummate the Merger, BayBanks must also receive a certificate to affiliate with the Bank from the NHBTCI. In considering whether to grant the certificate, the NHBTCI will consider, among other factors, BayBanks' plans for capital investment in New Hampshire, including the manner in which the affiliation will bring net new funds to the state, the record of BayBanks' subsidiary banks in serving the credit needs of the communities in which they do business, BayBanks' plans for serving the credit needs of the New Hampshire communities in which the Bank operates and the strength of BayBanks' management. In addition, because BayBanks is a Massachusetts-chartered bank holding company, the Merger requires the approval of the MBBI. The MBBI's approval is based primarily upon its determination that the proposed acquisition does not unreasonably affect competition among Massachusetts banking institutions and that it promotes public convenience and advantage. In making such a determination, the MBBI will consider, among other factors, whether the Merger will result in net new benefits within the Bank's local community.

      BayBanks' right to exercise the Option is also subject to prior approval of the Federal Reserve Board, the NHBTCI and the MBBI, to the extent that the exercise of the Option would result in BayBanks directly or indirectly owning more than five percent of the voting stock of the Company or the Bank. In determining whether to approve BayBanks' right to exercise the Option, the regulatory agencies would generally apply the same statutory criteria that they apply to their consideration of the approval of the Merger.

      BayBanks is in the process of filing applications for the required approvals with the Federal Reserve Board, the NHBTCI and the MBBI. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by any of such agencies. If such approvals are received, there can be no assurance as to the date of such approvals, the absence of conditions to such approvals that would cause the parties to abandon the Merger or the absence of any litigation challenging such approvals.

      BayBanks and the Company are not aware of any other governmental approvals or actions that are required before the parties may consummate the Merger. However, the Company also has agreed that, if requested by BayBanks, it and the Bank will take all necessary action, including seeking necessary regulatory approvals, to change the name or amend the charter and bylaws of the Bank, to convert the Bank into a national banking association or federal savings association and/or to merge the Bank into a bank or savings association controlled by BayBanks, so that such change or other transaction may be consummated in conjunction with the consummation of the Merger; provided that the Company and the Bank need not take any action that would make consummation of any such change or transaction irreversible other than in conjunction with the consummation of the Merger. It is presently contemplated that if any such governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Conditions to the Merger

      The obligations of the parties to the Acquisition Agreement to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions: (i) the Acquisition Agreement and the transactions contemplated thereby (including, without limitation, the Merger) shall have been approved by the requisite vote of the stockholders of the Company; (ii) the parties shall have received all required regulatory approvals, authorizations and consents (provided, however, that no approval, authorization or consent shall be deemed to have been received if it shall include any condition or requirement that, in the reasonable opinion of BayBanks, would so materially and adversely affect the economic or business benefit to BayBanks of the transactions contemplated by the Acquisition Agreement as to render inadvisable the consummation of the Merger); and (iii) no federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Acquisition Agreement, including the Merger. In addition to the foregoing, the obligations of BayBanks to consummate the Merger are subject to the following conditions: (i) the representations and warranties of the Company in the Acquisition Agreement shall be true and correct in all material respects (provided, however, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole; (ii) the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company to be performed or otherwise complied with by it at or prior to the Effective Date under the Acquisition Agreement and there shall not exist any default or condition that, with notice and/or the passage of time, would constitute a default under the Acquisition Agreement on the part of the Company; (iii) the Company shall have delivered certificates of the Company to the foregoing effects; (iv) BayBanks shall have received an opinion of its counsel or a ruling from the Internal Revenue Service substantially to the effect that no gain or loss shall be recognized by and no federal income tax liability shall result to BayBanks, BBNH, the Company or any of its subsidiaries by reason of the Merger; (v) BayBanks shall have received an opinion from counsel to the Company in a form that is customary for transactions of this type (generally covering the legal existence of the Company and its subsidiaries, corporate authority to enter into the transaction, receipt of regulatory approvals, validity of the outstanding shares of Common Stock and other matters reasonably requested by BayBanks); (vi) the Company shall have caused to be delivered to BayBanks a letter from the Company's independent public accountants dated the Effective Date with respect to certain agreed upon procedures; (vii) holders of not more than 200,000 shares of Company Common Stock shall have exercised their rights to dissent from the Merger; (viii) as of the Effective Date, the total stockholders' equity shown on the consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles shall not be less than $8,921,000 and neither the Company nor the Bank shall have a Tier 1 leverage capital ratio which is less than 6.00 percent; (ix) as of the Effective Date the total of consolidated non-performing assets and loans and leases more than 90 days past due shown on the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles shall not exceed $5,500,000; (x) the employment agreements between the Company and/or the Bank and each of their respective officers shall have been terminated and replaced by agreements and forms executed by BayBanks; (xi) all options, warrants and other rights to purchase equity securities of the Company, whether pursuant to the Stock Option Plans or otherwise, shall have been exercised in full or terminated before the Effective Time; (xii) there shall have been no material adverse change in the financial condition, business, assets or operations of the Company or the Bank, nor shall any event have occurred that so far as can reasonably be foreseen on the Effective Date appears reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole; and (xiii) all corporate actions shall have been taken, and consents of third parties obtained, necessary to effect any name change, charter or bylaw amendment, conversion or merger of the Bank requested by BayBanks; and (xiv) BayBanks shall have received certain documentation and the Company and the Bank shall have taken certain actions requested by BayBanks relating to environmental matters. BayBanks has agreed for this purpose to exclude a portion of a certain restructured asset from the computation required by item ix above, provided that such asset is not subject to downgrade in classification and the amount of the exclusion is supported by a satisfactory appraisal. On that basis, the Company currently complies with the financial requirement of item ix, and management believes that the Company will be able to satisfy that requirement at closing. Based upon current financial results and available information, the Company also expects to be able to satisfy the financial requirements set forth in items viii and xii above. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (i) each of the representations and warranties of BayBanks and BBNH contained in the Acquisition Agreement shall be true and correct in all material respects (provided, however, that such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a material adverse effect on BayBanks and its subsidiaries, taken as a whole); BayBanks and BBNH shall each have performed, in all material respects, each of its covenants and agreements contained in the Acquisition Agreement; the Company shall have received certificates of BayBanks to the foregoing effects; and the Company shall have received an opinion of counsel to BayBanks in form customary for transactions of this type (generally covering the legal existence of BayBanks and BBNH, corporate authority to enter into the transaction, receipt of required regulatory approvals and other matters reasonably requested by the Company).

      The conditions precedent to the consummation of the Merger can be waived by the benefitted party. Neither the Company or BayBanks has committed to grant any such waiver.

Effective Date and Effective Time

      The Merger shall occur as promptly as practicable after all regulatory approvals have been received, all applicable waiting periods in connection with such approvals have expired and the other conditions precedent to closing shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same. The Merger shall be effected by BBNH and the Company duly executing and filing articles of merger with the New Hampshire Secretary of State in accordance with the NHBCA, and the Merger shall become effective upon such filing or on such date as may be specified in the articles of merger.

Redemption of Debentures

      As of June 27, 1995, there were outstanding $155,000 in aggregate principal amount of 8.75% Convertible Debentures of the Company and $3,353,000 in aggregate principal amount of 7% Convertible Debentures of the Company. The Acquisition Agreement provides that if so requested by BayBanks, the Company will take such steps as are necessary to cause the redemption of all outstanding Company Debentures at the Effective Time. The Company has been informed that BayBanks currently intends to request that the Company cause such redemption.

Effect on Employee Benefits

      BayBanks has agreed that for the period from the Effective Time through December 31, 1995, employees of the Company or the Bank will continue to receive the same or similar insurance coverages (medical, dental, life, accidental death and dismemberment, short-term disability, and long-term disability) as those in effect on the date of the Acquisition Agreement. Effective January 1, 1996 and continuing thereafter, such insurance coverages may at the option of BayBanks be discontinued, and employees of the Company and the Bank will become eligible to receive the same insurance coverages as are available to the majority of other employees of BayBanks or its subsidiaries in the same region as the Company, subject to the applicable terms and conditions of the benefit plans and/or insurance contracts providing such coverages.

      The Acquisition Agreement provides that the Company's severance pay plan will continue in effect for twelve months following the Effective Time.

      The Acquisition Agreement provides for BayBanks to maintain the Company's profit sharing plan (the "Profit Sharing Plan") from the Effective Time through December 31, 1995. Thereafter, BayBanks will either maintain the Profit Sharing Plan, permit Company employees to participate in one or more savings, profit-sharing, employee stock ownership and/or retirement plans maintained by another BayBanks subsidiary or permit Company employees to participate in the BayBanks Savings, Profit Sharing and Stock Ownership Plan. Pursuant to the Acquisition Agreement, no further stock options may be granted under the Company's Stock Option Plans before the Effective Time of the Merger.

Interests of Certain Persons in the Merger

      Certain members of the Board of Directors and executive officers of the Company may be deemed to have interests in the Merger in addition to their interests as stockholders generally. The Board of Directors of the Company was aware of these factors and considered them, among other matters, in approving the Acquisition Agreement and the transactions contemplated thereby.

      Employment Agreements. In conjunction with the execution of the Acquisition Agreement, BayBanks, the Company, the Bank and each of John M. Terravecchia, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, G. Robert Smith, Senior Vice President of the Company and President and Chief Operating Officer of the Bank, and Robert E. Benoit, Vice President, Treasurer and Chief Financial Officer of the Company and the Bank (the "Executives") entered into amended and restated employment agreements to be effective as of the Effective Time ( the "Amended Employment Agreements"). As of the Effective Time of the Merger, the Amended Employment Agreements will supersede the existing employment agreements with the Executives (the "Existing Employment Agreements").

      Pursuant to the Amended Employment Agreements, Mr. Terravecchia will be employed as Chief Executive Officer and Vice Chairman of the Bank, Mr. Smith will be employed as President of the Bank and Mr. Benoit will be employed as Vice President of the Bank. The Acquisition Agreement also provides for Mr. Terravecchia and two other current members of the Bank's Board of Directors (selected by BayBanks in consultation with the Bank's Board of Directors) to serve as directors of the Bank following the Merger.

      Under the Existing Employment Agreements, the Executives receive base salaries as determined by the Board of Directors, and are entitled to receive salary increases and formula bonuses to the extent that the Bank's return on average assets exceeds specified levels, as well as discretionary bonuses as determined by the Board of Directors. The Amended Employment Agreements provide for higher base salaries for the Executives, which are substantially offset by the elimination of directors' fees and certain benefits. The Amended Employment Agreements also eliminate the provisions relating to salary increases and formula bonuses based on the return on average assets achieved by the Bank. The Executives will be eligible to participate in BayBanks' incentive compensation plan, pursuant to which discretionary bonuses will be available in maximum amounts of 25% of base salary for Mr. Terravecchia, 20% for Mr. Smith and 15% for Mr. Benoit.

      The terms of the Existing Employment Agreements and the Amended Employment Agreements provide for Mr. Terravecchia and Mr. Smith to be employed through December 31, 1998 and Mr. Benoit through December 31, 1997.

      Under the Existing and Amended Employment Agreements, if an Executive is terminated other than for cause, the Executive would be entitled to receive a lump sum payment equal to the present value of the Executive's current salary over the remaining term of the respective agreement. However, if such termination other than for cause occurs in specified circumstances in connection with a change in control of the Company or the Bank, under the Existing Employment Agreements, the Executive would be entitled instead to receive a lump sum severance payment equal to three times the average annual compensation for the Executive for the previous five years less one dollar. Under the Amended Employment Agreements, the special provisions as to payments in the event of a termination after a change in control have been modified. Following the Merger, Mr. Terravecchia will be entitled to participate in the BayBanks severance benefits plan but will not be entitled to any special severance benefits as a result of the Merger. Messrs. Smith and Benoit will each be entitled in certain events of termination to receive a lump sum payment equal to three times the average of his annual compensation during the preceding five years; one of such events is his termination of employment for any reason during the thirty-day period beginning six months following the Merger.

      The Existing Employment Agreements include deferred compensation arrangements which provide for fifteen annual payments of $89,600 to Mr. Terravecchia, $65,600 to Mr. Smith, and $52,800 to Mr. Benoit. Payments commence at the later of age 62 or retirement, with thirty years of service being required for full vesting of deferred compensation benefits. Full vesting also occurs in certain events, such as the Merger, or involving a change in the control of the Company and the Bank. The Company has created a trust to retain assets set aside for the payment of these deferred compensation benefits. Under the Amended Employment Agreements, these deferred compensation arrangements, including the trust fund, will be eliminated and replaced with new deferred compensation arrangements providing for Mr. Terravecchia to be paid $70,086 annually beginning on April 1, 1998 or retirement, whichever is later; for Mr. Smith to receive $46,338 annually beginning on January 1, 2002 or retirement, whichever is later; and for Mr. Benoit to receive $28,000 annually beginning on May 1, 2009 or retirement, whichever is later. In each case payments continue for a period of fifteen years.

      Indemnification and Insurance. Pursuant to the Acquisition Agreement, the articles of incorporation and by-laws of the surviving corporation and the Bank are required to contain provisions that are no less favorable with respect to indemnification than are set forth in the current by-laws of the Company and the Bank. The Acquisition Agreement further provides that BayBanks acknowledges, and the surviving corporation will honor, the right of the present and former directors and officers of the Company to be indemnified by the surviving corporation after the Effective Time against losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the extent provided by the Company's by-laws as in effect on the date of the Acquisition Agreement (to the extent consistent with applicable law). However, in each case, the surviving corporation will not be required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, unless the initiation thereof was approved or ratified by the Board of Directors of BayBanks, nor any proceeding or part thereof by or in the right of the surviving corporation or the Bank, as the case may be. In addition, the Acquisition Agreement further provides for BayBanks and the surviving corporation to use their best efforts to maintain in effect for a period of one year from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (or substantially equivalent substitute policies) with respect to matters occurring prior to the Effective Time, provided that the annual premiums for such insurance do not exceed an amount equal to the lesser of 200 percent of the current premiums paid by the Company for such insurance or $50,000.

      Stock Options. Options to purchase 99,750 shares of Common Stock are outstanding pursuant to the Stock Option Plans, all of which are vested and exercisable.

      Pursuant to the Acquisition Agreement, outstanding and unexercised options to purchase Common Stock will be terminated in exchange for an amount of cash which is equal to the difference between the Merger Consideration and the applicable exercise price times the number of shares of Common Stock subject to the option. See "The Merger--Surrender of Stock Certificates; Payment of Merger Consideration." The estimated aggregate value of the outstanding stock options held by all officers and directors of the Company as a group amounts to $691,618, based on the Merger Consideration minus the exercise price. See "Election of Directors-- Executive Compensation and Other Information".

      Other than as set forth above, no Director or Executive Officer of the Company has any direct or indirect material interest in the Merger, except insofar as the ownership of Common Stock might be deemed such an interest and, in the case of Executive Officers, benefits to which they are entitled pursuant to certain employee benefit plans of the Company on the same terms as generally are applicable to all participating employees.

Business Pending the Merger

      The Company has agreed in the Acquisition Agreement that, to the extent not otherwise restricted or limited by the terms of the Acquisition Agreement, the Company and its subsidiaries will carry on their businesses in all material respects in a manner substantially consistent with past practice, except for changes approved in writing by BayBanks, and use their best efforts to preserve their business, to keep available their present officers and key employees and to preserve the current relationships of customers and others having business relationships with them.

      The Acquisition Agreement also contains certain restrictions on the conduct of the Company's business pending the consummation of the Merger. In particular, the Acquisition Agreement provides that, except with the prior written consent of BayBanks, neither the Company nor any of its subsidiaries will, among other things, (i) amend or otherwise change its Articles of Incorporation or By-Laws; (ii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any subsidiary of the Company, any stock appreciation rights or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any subsidiary of the Company (except for the issuance of a maximum of 99,750 shares of Common Stock issuable pursuant to stock options outstanding under the Stock Option Plans and a maximum of 230,131 shares of Common Stock issuable upon conversion of the Company's outstanding convertible debentures); (iii) with respect to the Company, declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock; (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (v) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any subsidiary; (vi) enter into any new line of business; (vii) merge or consolidate with, or purchase an equity interest in or a portion of the assets of, or acquire by any other manner, any business or any corporation, partnership, other business organization or any division thereof, or sell or purchase any material amount of assets other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, other than short-term borrowings with a maturity of less than 90 days in the ordinary course of business consistent with past practice; (ix) (A) enter into or amend any lease of real property or (B) enter into or amend any other contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into any contract or other commitment involving an aggregate payment by or to the Company, the Bank or any other subsidiary under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution or any amendment involving an aggregate increase in payments by the Company or any subsidiary of more than $50,000; (x) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its subsidiaries taken as a whole, except for contractual commitments entered into prior to the date of the Acquisition Agreement;
(xi) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company or any subsidiary, or grant any severance (including severance in connection with a change in control) or termination pay to, or (except for specified employment agreements) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, life insurance or split dollar life insurance, retiree medical or life insurance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or make any contribution to fund existing non-qualified deferred compensation obligations of the Company or any subsidiary, or accrue or make any contribution with respect to any plan year under the existing profit sharing plan in any amount or at a rate in excess of the rate at which such contributions were accrued on the September 30, 1994 financial statements of the Company and its subsidiaries; (xii) take any action with respect to accounting policies or procedures in effect at December 31, 1994, other than in the ordinary course of business or required by changes to GAAP or regulatory accounting principles as concurred upon by the Company's independent auditors; (xiii) file any application to relocate or terminate the operations of any banking office of it or any of its subsidiaries or relocate or terminate any such operations; (xiv) make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; (xv) sell any securities in its securities portfolios, except in the ordinary course of business, acquire any securities for the Company's or its subsidiaries' securities portfolios with a final maturity of more than two years, or engage in any transaction in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments; (xvi) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; (xvii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in the Acquisition Agreement being or becoming untrue in any material respect as of any time to and including the Effective Time, or any of the conditions to the Merger or the other transactions contemplated by the Acquisition Agreement not being satisfied in any material respect, or in any material violation of any provision of the Acquisition Agreement or Option Agreement, except, in every case, as may be required by applicable law, but only after reasonable consultation with BayBanks; (xviii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain hazardous materials in amounts which, if such foreclosure were to occur, would result in a material adverse effect on the Company and its subsidiaries, taken as a whole; or (xix) agree to do any of the foregoing or permit any of the foregoing to occur.

      In the Acquisition Agreement, the Company has agreed to take certain steps in conformity with New Hampshire environmental laws with respect to real estate acquired by the Bank pursuant to its rights as a secured party, including qualifying the Bank for the secured party exemption from clean-up liability and safe harbor requirements under such laws and obtaining letters from the state confirming that the Bank so qualifies, obtaining a report from an environmental consulting firm with respect to certain real property describing the environmental response actions necessary, if any, and performing all work described in such report, and taking any and all actions necessary or desirable to qualify any real property for state reimbursement for clean-up costs. The Company is not aware of any conditions with respect to its properties which would be likely to cause it to be unable to meet these requirements.

Option Agreement

      As an inducement to BayBanks to enter into the Acquisition Agreement, the Company and BayBanks entered into the Option Agreement contemporaneously with the execution of, and pursuant to, the Acquisition Agreement. The Option Agreement may have the effect of discouraging the making of alternative acquisition proposals for the Company and increasing the likelihood that the Merger will be consummated in accordance with the terms of the Acquisition Agreement. A copy of the Option Agreement is attached hereto as Annex B, and the following discussion is qualified by reference to the Option Agreement. Capitalized terms used and not defined in this discussion have the same respective meanings as when used in the Option Agreement. Stockholder approval of the Acquisition Agreement will also constitute approval of the Option Agreement.

      Pursuant to the Option Agreement, the Company granted to BayBanks an irrevocable Option to purchase up to 295,000 shares of Company Common Stock ("Option Shares"), representing approximately 14 percent of the shares of the Company Common Stock outstanding on March 23, 1995, at an exercise price of $6.625 per share (the "Option Price"). In the event of any change in Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by the Company pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that BayBanks shall receive upon exercise of the Option the number and class of shares or other securities or property that it would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. The number of Option Shares is also subject to adjustment in the event that the Company issues additional shares of Company Common Stock (including shares issued pursuant to outstanding options under the Company's Stock Option Plans) so that, after such issuance, such number equals 14 percent of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option.

      Exercising the Option would provide BayBanks with, among other things,
(i) the opportunity to profit from increases in the value of the Common Stock, (ii) the potential as a substantial shareholder to influence the management and policies of the Company and (iii) the opportunity to vote on future acquisition proposals.


      Exercisability. The Option is exercisable upon the occurrence of an "Exercise Event". The occurrence of any of the following events or transactions prior to a Termination Event (discussed below) constitutes an "Exercise Event": (i) any person (other than BayBanks or an affiliate of BayBanks) shall have commenced, or filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon the consummation of such offer, such person would own or control 15 percent or more of the then outstanding Company Common Stock;
(ii) without having received BayBanks' prior written consent, the Company or any subsidiary of the Company shall have entered into or proposed or announced an agreement or intention to enter into, or the Board of Directors of the Company shall have approved or recommended that shareholders of the Company approve or accept, an Acquisition Transaction (as hereinafter defined) with any person (other than BayBanks or an affiliate of BayBanks);
(iii) any person other than BayBanks or an affiliate of BayBanks shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" as such term is defined under the Securities Exchange Act of 1934 (the "Exchange Act") shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15 percent or more of the then outstanding Company Common Stock; or (iv) the holders of Company Common Stock shall not have approved the Acquisition Agreement at a stockholders' meeting held for the purpose of voting on the Acquisition Agreement or no meeting of stockholders of the Company to consider approval of the Acquisition Agreement shall have been held or shall have been held and canceled prior to termination of the Acquisition Agreement, in each case after it shall have been publicly announced that any person other than BayBanks or any affiliate of BayBanks shall have (x) made or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form under the BHCA or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction. Whether or not the Acquisition Agreement has been approved by the stockholders would be determined in the same manner as is described in "The Meeting--Votes Required," namely, if the Acquisition Agreement is approved by holders of a majority, but less than 80%, of the outstanding Common Stock, a judicial determination would be required to determine whether or not stockholder approval had been received.


      The term "Acquisition Transaction" as used in the Option Agreement and the Acquisition Agreement means (i) a merger, consolidation or similar transaction involving the Company or any subsidiary of the Company; (ii) the sale, lease or other disposition of assets of the Company or any subsidiary of the Company representing 15 percent or more of the consolidated assets of the Company and its subsidiaries in a single transaction or series of transactions; or (iii) the issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) of securities representing 15 percent or more of the voting power of the Company or any subsidiary of the Company.

      The Company's Repurchase Obligations. If the Option becomes exercisable, BayBanks may under certain circumstances require the Company to repurchase the Option (in lieu of its exercise) and any issued Option Shares. Following the occurrence of any one of certain Exercise Events that occurs prior to a Termination Event, (i) at the request (the date of such request being the "Request Date") of BayBanks, the Company will repurchase the Option and all shares of Company Common Stock purchased by BayBanks pursuant to the Option with respect to which BayBanks then has beneficial ownership. Such repurchase will be at an aggregate price (the "Repurchase Consideration") equal to the sum of: (i) the aggregate exercise price paid by BayBanks for any shares of Company Common Stock acquired pursuant to the Option with respect to which BayBanks then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Company Common Stock over (y) the Option Price paid or payable by BayBanks for each share of Company Common Stock with respect to which the Option has been exercised and with respect to which BayBanks then has or has the right to acquire beneficial ownership, multiplied by the number of such shares. The term "Applicable Price" means the highest of (i) highest price per share at which a tender or exchange offer has been made for shares of Company Common Stock after the date of the Option Agreement and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Company Common Stock or the consideration per share to be received by holders of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Request Date, or (iii) the highest bid price per share as quoted on the Nasdaq National Market during the 60 business days preceding the Request Date.

      To the extent that prior notification to or approval of the Federal Reserve Board or other governmental entity is required in connection with the payment of all or any portion of the Repurchase Consideration or is not then permissible under RSA 293-A:6.40 of the NHBCA, the Company shall deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time for payment of the Repurchase Consideration shall run from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event any requisite waiting period shall have passed. If the Federal Reserve Board or any other governmental entity disapproves of any part of the Company's proposed repurchase of the Option or any issued Option Shares, the Company shall redeliver to BayBanks any Option Shares which the Company has repurchased from BayBanks which it is then prohibited from repurchasing, and BayBanks shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date, less the number of shares as to which payment has been made; provided that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the 30th business day after such date, BayBanks shall nonetheless have the right to so exercise the Option or exercise its right with respect to the registration of Option Shares until the expiration of such period.

      Termination. The Option will terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months following the first occurrence of an Exercise Event or (iii) the termination of the Acquisition Agreement prior to the occurrence of an Exercise Event (other than a termination of the Acquisition Agreement by BayBanks due to the failure of the Company to perform its obligations under the Acquisition Agreement with respect to obtaining shareholder approval of the Acquisition Agreement (see "The Merger--Termination, Amendment and Waiver") or its obligations with respect to competing acquisition proposals (see "The Merger--No Solicitation")) or (iv) 12 months after the termination of the Acquisition Agreement by BayBanks in the event of a breach by the Company of its obligations with respect to obtaining shareholder approval of the Acquisition Agreement or its obligations with respect to competing acquisitions; provided, however, that if within the period specified under clause (iv) an Exercise Event shall occur, then the Option shall terminate 12 months after the first occurrence of such Exercise Event. Each of the events described in clauses (i) -(iv) in the preceding sentence is referred to as a "Termination Event." Notwithstanding the termination of the Option, BayBanks will be entitled to acquire those Option Shares with respect to which it has exercised the Option prior to its termination.

      Registration Rights. The Company shall, if requested by BayBanks within the two years following the first purchase of Option Shares, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to BayBanks upon exercise of the Option by BayBanks, including a "shelf " registration statement under Rule 415 of the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. BayBanks has agreed to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially three percent or more of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the date such registration statement first becomes effective as may be necessary to effect such sale or other disposition. The obligations of the Company to file a registration statement and maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate for all such periods if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require the disclosure of nonpublic information that would materially and adversely effect the Company. The preparation and filing of any such registration statement shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of BayBanks' counsel related thereto. In addition, if during such period the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than in certain merger or acquisition transactions or in connection with employee benefit plans), it shall allow BayBanks the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect two registration statements for BayBanks under the Option Agreement; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely effecting the offering price, timing or distribution of the Company Common Stock being sold, the Company shall include in such registration first, the shares intended to be included therein by the Company, and second, the number of shares requested to be included therein by BayBanks which, in the opinion of such managing underwriters, can be sold in such offering without adversely effecting the price, timing or distribution of the Company Common Stock being sold. In connection with any such registration, the Company and BayBanks shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. In the event of an Acquisition Transaction, proper provisions shall be made in the definitive Acquisition Agreement executed in connection therewith to provide that the acquiring party or successor party thereto shall be bound by the registration rights provisions of the Option Agreement.

      Right of First Refusal. The Option Agreement provides under certain circumstances for the Company to have a right of first refusal to repurchase any Option Shares acquired by BayBanks in the event that BayBanks desires to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by BayBanks pursuant to the Option. The right of first refusal does not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent of the outstanding voting power of the Company, (ii) any disposition of Company Common Stock or other securities by a person to whom BayBanks has assigned its rights under the Option with the consent of the Company, (iii) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than three percent of the outstanding voting power of the Company or (iv) any transfer to a wholly-owned subsidiary of BayBanks which agrees in writing to be bound by the terms of the Option Agreement. The exercise by the Company of such right of first refusal may be subject to notification to or approval of the Federal Reserve Board or other regulatory authority.

No Solicitation

      In the Acquisition Agreement, the Company has agreed that neither it nor any of its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, initiate contact with, solicit or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries or, except to the extent determined by the Company's Board of Directors, with the advice of its independent counsel, to be required by its fiduciary obligations under applicable law, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate, any effort or attempt by any other person to do or seek any of the foregoing. The Acquisition Agreement further provides for the Company to notify BayBanks promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and is further required, in any such notice to BayBanks, to indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of any such proposal, offer, inquiry or contact.

Certain Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax consequences of the Merger to the Company's stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, current administrative rulings of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, and assumes that the Merger is carried out as described herein. If changes are made to current law or if the Merger is not carried out as described herein, the federal income tax consequences of the Merger may vary from those described in this summary. The discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a particular stockholder, nor does it address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws. In addition, it does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion also may not be applicable with respect to Company Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation. Accordingly, each stockholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger in his or her own particular tax situation and regarding state, local and foreign tax implications of the Merger and any tax reporting requirements of the Merger.

      Tax Treatment of the Company, BayBanks and BBNH. The Merger will be treated as a sale of the Company Common Stock. Accordingly, the Company, BayBanks and BBNH will recognize no gain or loss by reason of the Merger, and the basis and holding periods of the Company's and BBNH's assets immediately after the Merger will include the basis and holding periods in their hands immediately before the Merger.

      Tax Consequences to Company's Stockholders. A stockholder who exchanges his Common Stock for cash in the Merger will be treated as if the shares had been sold in a taxable transaction. Gain or loss realized will be recognized by the stockholder with respect to the receipt of the cash in exchange for the Company Common Stock in the Merger. The amount of gain or loss realized will be measured by the difference between the amount of cash received and the adjusted basis of the shares. Such gain or loss will be capital gain or loss, assuming the shares were a capital asset in the stockholder's hands at the time of the Merger, and will be long-term capital gain or loss if the stockholder has held the Common Stock for more than one year at the time of the Merger.

      A Company stockholder who exercises dissenters' rights with respect to his or her shares will be subject to tax on the receipt of the payments pursuant to Section 302 of the Code (taking into account the application of the stock attribution rules of Section 318 of the Code). In general, such stockholder will recognize capital gain or loss measured by the difference between the amount of cash received by such stockholder and the basis for his or her shares, assuming the shares are held by the stockholder as a capital asset.

      THE TAX DISCUSSION SET FORTH ABOVE IS A GENERAL DISCUSSION BASED UPON PRESENT LAW. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGE IN FEDERAL OR OTHER LAWS.

Accounting Treatment

      BayBanks expects to account for the Merger under the purchase method of accounting.

Termination, Amendment, and Waiver

      The Acquisition Agreement may be terminated and the Merger abandoned prior to the Effective Time, either before or after its approval by stockholders of the Company: (i) by mutual written consent duly authorized by the Boards of Directors of BayBanks, BBNH and the Company; (ii) by either BayBanks and BBNH or the Company if the Effective Time shall not have occurred on or before February 28, 1996 (provided, however, that the right to terminate the Acquisition Agreement pursuant to this provision shall not be available to any party whose failure to fulfill any material obligation under the Acquisition Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (iii) by either BayBanks and BBNH or the Company (x) 90 days after the date on which any request or application for regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such requisite regulatory approval, unless within the 90 period following such denial or withdrawal a petition for rehearing, a request for reconsideration or an amended application has been filed with such governmental entity (unless such denial or request or recommendation for withdrawal shall be due to the failure of the parties seeking to terminate the Acquisition Agreement to perform or observe the covenants and agreements of such parties set forth therein) or (y) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or shall have taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and not appealable; (iv) by either BayBanks and BBNH or the Company if there shall have been a material breach of any of the representations and warranties set forth in the Acquisition Agreement on the part of the other party, which breach by its nature can not be cured in time to permit the Effective Time to occur no later than February 28, 1996; (v) by either BayBanks and BBNH or the Company if there shall have been a material breach of any of the covenants or agreements set forth in the Acquisition Agreement on the part of the other party, which breach shall not have been cured within 45 days following receipt by the breaching party of written notice of such breach from the other party to the Acquisition Agreement; or (vi) by BayBanks or BBNH or the Company if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof (provided, that if the terminating party is the Company, the Company shall not have breached its obligations under the Acquisition Agreement with respect to the seeking of such shareholder approval).

      Prior to the Effective Time, any provision of the Acquisition Agreement may be (i) waived by the party benefitted by the provision or (ii) amended or modified at any time by an agreement in writing among the parties approved by their respective boards of directors, except that, after the approval by the stockholders of the Company, no amendment may be made that reduces or changes the form and amount of consideration payable pursuant to the Acquisition Agreement without stockholder approval thereof.

Expenses of the Merger and Termination Fee

      Each party to the Acquisition Agreement will bear all expenses incurred by it in connection with the Acquisition Agreement and the transactions contemplated thereby.

      Included among the expenses payable by the Company are the fees and expenses of its financial advisors, Chatham and Sheshunoff. For services in assisting the Company in preparing for and reviewing acquisition offers and in negotiating the terms of the Acquisition Agreement, Chatham is to be paid $204,500 (of which $104,500 is contingent on consummation of the Merger) and will be reimbursed for its out-of-pocket expenses. The fees and expenses payable to Sheshunoff in connection with the Merger are described under "The Merger--Opinion of Financial Advisor."

      In order to induce BayBanks to enter into the Acquisition Agreement, the Company has agreed to pay BayBanks a fee of $500,000 if (i) BayBanks, BBNH or the Company has terminated the Acquisition Agreement due to the failure to receive the approval of the Acquisition Agreement and transactions contemplated therein by the stockholders of the Company or (ii) BayBanks has terminated the Acquisition Agreement due to a material breach of any of the representations, warranties, covenants or agreements of the Company and in, either such event, within twelve months before or after any such termination, (A) the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than BayBanks or any subsidiary or affiliate of BayBanks or (B) the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that stockholders of the Company approve or accept any Acquisition Transaction with any person other than BayBanks or any subsidiary or affiliate of BayBanks or, in the case of a termination due to the failure to receive the approval of the Acquisition Agreement by the stockholders of the Company, that at the time of such termination it shall have been publicly announced that any person, other than BayBanks or any subsidiary or affiliate of BayBanks, shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form, under the BHCA or the federal Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction. Whether or not the Acquisition Agreement has been approved by the stockholders would be determined in the same manner as is described above in "The Annual Meeting--Votes Required," namely, if the Acquisition Agreement is approved by holders of a majority, but less than 80%, of the outstanding Common Stock, a judicial determination would be required to determine whether or not stockholder approval had been received. The Acquisition Agreement contains no provision for payment by BayBanks of a termination fee, even if BayBanks materially breaches its obligations thereunder. However, the Acquisition Agreement provides that termination shall not relieve any party from liability for breach thereof.

Dissenters' Rights

      Pursuant to sections 293-A:13.01 et seq. of the NHBCA, any holder of shares of Common Stock who objects to the Merger is entitled to dissent from the Merger and to have the fair value of such shares ("Dissenting Stock") as determined by the Company, or if necessary, judicially determined, paid to him, by complying with the provisions of Sections 293-A:13.01 et seq. of the NHBCA. Failure to take any steps set forth in Sections 293-A:13.01 et seq. in connection with the exercise of such rights may result in termination or waiver thereof.

      The following is a summary of the statutory procedures required to be followed by a holder of Dissenting Stock (a "dissenting stockholder") in order to exercise his rights under the NHBCA. This summary is qualified in its entirety by reference to Sections 293-A:13.01 et seq. of the NHBCA, the text of which is attached as Annex D to this Proxy Statement.

      If a stockholder elects to exercise dissenters' rights with respect to the Merger, such stockholder must (i) file with the Company prior to the vote on the Merger at the Annual meeting a written notice of intention to demand payment for his shares if the Merger is effected and (ii) not vote in favor of the Merger. The written notice required to be delivered to the Company by a dissenting stockholder is in addition to and separate from any proxy or vote against the Merger. Neither voting against nor failure to vote for the Merger will constitute the written notice required to be filed by a dissenting stockholder. Failure to vote against the Merger, however, will not constitute a waiver of rights under Sections 293-A:13.01 et seq. of the NHBCA provided that a written objection has been properly filed. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the Merger and will be deemed a waiver of dissenters' rights. See "The Annual Meeting--Voting, Solicitation, and Revocation of Proxies."

      A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if (i) he submits to the Company the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights and (ii) he does so with respect to all shares of Common Stock of which he is the beneficial owner or over which he has the power to direct the vote. A record holder of shares of Common Stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such owner if the record holder notifies the Company in writing of the name and address of each such person on whose behalf he asserts dissenters' rights. All notices of intention to demand payment should be addressed to Edward D. Bureau, Secretary, Cornerstone Financial Corporation, 15 East Broadway, Derry, New Hampshire 03038.

      If the Merger is approved, the Company is obligated to give written notice to each dissenting stockholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the Merger no later than 10 days after the approval of the Merger by the stockholders of the Company. The notice must be accompanied by a copy of Sections 293-A:13.01 et seq. and must (i) state where a demand for payment must be sent and where and when Certificates for Dissenting Stock must be deposited in order to obtain payment, (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, (iii) be accompanied by a form demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed Merger (March 23, 1995) and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the Dissenting Stock before that date and (iv) set a date by which the Company shall receive the payment demand, which date shall not be less than 30 days nor more than 60 days after the date the notice is delivered.

      A dissenting stockholder who fails to demand payment or to deposit Certificates for Dissenting Stock as required shall have no right under Sections 293-A:13.01 et seq. to receive payment for the Dissenting Stock.

      Unless the Merger has been effected and the Company has made the payment required below within 60 days after the date for demanding payment and depositing Certificates for Dissenting Stock, the Company shall return any Certificates for Dissenting Stock so deposited. If such Dissenting Stock has been returned by the Company, the Company may at a later time send a new notice conforming to the requirements herein described.

      Upon consummation of the Merger, the obligations of the Company under Sections 293-A:13.01 et seq. will be assumed by the surviving corporation.

      As soon as the Merger has been consummated, or upon receipt of demand for payment if the Merger has already been consummated, the Company shall remit to each dissenting stockholder who has made proper demand and deposited his Certificates the amount which the Company deems to be the fair value of his Dissenting Stock, with accrued interest, if any, accompanied by
(i) the Company's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, (ii) an income statement and a statement of changes in stockholders' equity for such fiscal year, (iii) the Company's latest available interim financial statements, if any, (iv) a statement of the Company's estimate of the fair value of shares, (v) an explanation of how the interest was calculated and (vi) a statement of the dissenting stockholders' right to demand supplemental payment pursuant to
Section 293-A:13.28, as well as a copy of Sections 293-A:13.01 et seq. "Fair value" of Dissenting Stock means the value immediately before the Effective Time, excluding any change in value in anticipation of the Merger if such exclusion is not inequitable (which amount may be more, less, or the same as the Merger Consideration).

      If the Company fails to remit such fair value to the dissenting stockholder or if such dissenting stockholder believes the amount so remitted to be less than fair value (or that the interest, if any, is not correct), such dissenting stockholder may send the Company his own estimate of fair value (and interest, if any) and demand payment of the deficiency. If the dissenting stockholder does not file the estimate within 30 days of remittance by the Company, such stockholder shall be entitled to no more than the amount remitted.

      Within 60 days after a demand for payment of a deficiency, if the demand remains unsettled, the Company shall file a petition with the Superior Court of Rockingham County, New Hampshire (the "Court") requesting determination of the fair value of the Dissenting Stock and accrued interest. All dissenting stockholders whose demands have not been settled shall be parties to such action and shall be served a copy of the petition. The Court shall determine the fair value of the Dissenting Stock and each dissenting stockholder shall be entitled to judgment for the amount by which the amount previously remitted by the Company is exceeded by the Court's determination of fair value, if any. If the Company does not file a petition, each dissenting stockholder who has made a demand and who has not settled his claim shall be entitled to receive the amount demanded with interest and may sue to enforce his claim in an appropriate court.

      There are no specific valuation methods prescribed under New Hampshire law to which the Court would be bound in determining fair value. The Court would consider the evidence which it deemed relevant and material and render its decision based on that evidence.

      The Company may elect to withhold remittances to any dissenting stockholder who did not own his shares before March 23, 1995, the day the Merger was announced. With respect to these shares, upon consummation of the Merger, the Company shall give its fair value estimate and explain the basis thereof and offer to pay the amount to such holders in full satisfaction. If the dissenting stockholder disagrees, he may within 30 days mail the Company his estimate and demand payment. If the dissenting stockholder fails to mail such a response, he is entitled only to the Company's offer. If demand is made, further proceedings shall follow the procedures for judicial appraisal of shares set forth above.

      Costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the Court and assessed against the Company, except that the Court may assess any part of such costs and expenses to all or some of the dissenting stockholders who are parties and whose action the court finds to be arbitrary, vexatious, or not in good faith in demanding payment under Sections 293-A:13.01 et seq. Fees and expenses of counsel and experts for the respective parties may be assessed against the Company if the Court finds it failed to comply substantially with the requirements of Sections 293-A:13.01 et seq. or may be assessed against any other party if such party acted arbitrarily, vexatiously, or not in good faith with respect to its dissenters' rights.

                            ELECTION OF DIRECTORS
                               (Proposal Two)

General

      In addition to being asked to approve the Acquisition Agreement, the Company's stockholders will also be asked at the Annual Meeting to elect four directors of the Company. The Company and BayBanks have targeted the third quarter of 1995 for consummation of the Merger, and it will be necessary for the Company to maintain its Board of Directors until the Effective Time. Upon consummation of the Merger, the directors of the surviving corporation will be those persons who were the directors of BBNH immediately before the Merger.

      The Board of Directors of the Company consists presently of nine persons. The membership of the Board had consisted of 10 persons but was reduced to nine with the resignation of Arnold C. Soney, who has been designated Director Emeritus. Directors are elected for staggered terms of three years and until their successors are elected and qualified. The directors are divided into three classes. The term of office of only one class of directors expires in each year. Formerly, there was one class of four directors (whose terms expire in 1995) and two classes of three directors each. There will now be three classes of three directors each. Of the four directors with expiring terms, three are nominees for three year terms and one is to be nominated for a two-year term within the class which formerly included Mr. Soney.

      Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the four nominees listed below. The persons receiving a plurality of the votes cast will be elected as directors. Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unavailable to serve, proxies will be voted by the proxy holders in their discretion for another person designated by the Board of Directors.

Nominees and Continuing Directors

      The following table sets forth certain information, some of which has been obtained from the Company's records and some of which has been supplied by the nominees and continuing directors, regarding the nominees for election to the Board of Directors and the directors who will continue in office after the Annual Meeting.

                                                                                            Shares of the Company
                                                                                            Owned on the Record
                                                                                            Date (Percentage of
                               Positions with the Company                                   Outstanding Stock
                               and Present Principal                           Director     in Parenthesis
Name and Age                   Occupation or Employment                        Since(1)     Where Over 1%)(2)

Nominees to serve for a term expiring in 1998

Robert E. Benoit               Director, Vice President, Treasurer and         1990          26,210(1.2%)(3)
 Age 47                        Chief Financial Officer; Director, Vice
                               President, Treasurer and Chief Financial
                               Officer of Cornerstone Bank

Edward D. Bureau               Director and Secretary;                         1969          17,115(4)
 Age 64                        Grinnell & Bureau, Attorneys

John J. Zito                   Director; Retired, Former Captain               1981          32,407(1.5%)(5)
 Age 67                        Delta Airlines, Inc.

Nominee to serve for a term expiring in 1997

Horace A. Holaday, Jr.         Director; Retired, Former President of          1969          18,355(6)
 Age 80                        Holmes and Wheeler Oil and Heating, Inc.

Directors whose terms expire in 1997

Edward E. Gage, Jr.            Director, President, Fortin Gage, Ltd.          1991           3,955(7)
 Age 60

John M. Terravecchia           Director, Chairman, President and Chief         1970         100,638(4.6%)(8)
 Age 59                        Executive Officer; Chairman and Chief
                               Executive Officer of Cornerstone Bank

Directors whose terms expire in 1996

Howard S. Dearth(9)            Director; Retired, Former Real Estate           1973          54,468(2.5%)(10)
 Age 81                        Broker

Paul T. Phillips(9)            Director; President, Phillips Refrigeration,    1975          15,374(11)
 Age 81                        Inc. (servicers of refrigeration equipment)

G. Robert Smith                Director and Senior Vice                        1977          53,898(2.4%)(12)
 Age 55                        President; President and Chief Operating
                               Officer of Cornerstone Bank

All directors and executive
 officers of the Company
 as a group (10 persons)(13)                                                                323,920(14.7%)

<F1>    Each of the above-named directors is a member of the Board of
        Directors of Cornerstone Bank (the "Bank"), the Company's principal subsidiary. Since the Company was not active until 1983, references to the years directors have served prior to 1983 relate to service on the Bank's Board.
<F2>    Shares of the Company beneficially owned. A beneficial owner of security includes  any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote such security or the power to dispose of such security. Included are shares owned by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed and shares which may be obtained within 60 days under the Company's Stock Option Plans or upon conversion of the
        Company's convertible debentures.
<F3>    Includes 21,010 shares subject to options.
<F4>    Includes 14,200 shares owned with spouse and 60 shares owned by children. Also, includes 2,855 shares subject to options.
<F5>    Includes 2,200 shares owned by spouse and 1,455 shares subject to options.
<F6>    Includes 15,500 shares owned with spouse and 2,855 shares subject to options.
<F7>    Includes 1,100 shares owned with spouse and 2,855 shares subject to options.
<F8>    Includes 24,250 shares owned by and with spouse and 29,000 shares subject to options.
<F9>    Messrs. Dearth and Phillips are brothers-in-law.
<F10>   Includes  51,613 shares owned with spouse and 2,855 shares subject to options.
<F11>   Includes 12,519 shares owned with spouse and 2,855 shares subject to options.
<F12>   Includes 3,000 shares owned with spouse and 29,010 shares subject to options.
<F13>   Includes 1,500 shares owned by an officer of the Bank with his spouse and 94,740 shares subject to options.

      The Company delegates certain of its duties to the Executive, Audit, Compensation and Stock Option Committees of the Board of Directors. Neither the Company nor the Bank has a standing Nominating Committee of the Board of Directors. Nominations to the Boards are made by the full Boards of Directors. The Audit Committee held five meetings in 1994. The Audit Committee members were Messrs. Bureau, Gage and Holaday. The function of the Audit Committee is to review reports by the internal auditor and independent public accountants of the Company and its subsidiaries and to make recommendations to management, based upon its review of these reports, for improved or changed operating procedures that it considers desirable or necessary. The Compensation Committee, which consists of Messers. Bureau, Phillips, Terravecchia and Smith, met once during 1994.

      The Board of Directors of the Company held 13 regular meetings in 1994.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED HEREIN.

Principal Holders of Voting Securities


      The following table sets forth information with respect to persons known by the Company as of July 11, 1995 to be the beneficial owners of more than five percent of the outstanding Common Stock.


                                  Amount and Nature of           Percent of
Name and Address                 Beneficial Ownership(1)     Stock Outstanding

BayBanks, Inc.                         391,000(2)                   16.3%
175 Federal Street
Boston Massachusetts 02110


<F1>   See Note (2) above under "Election of Directors--Nominees and
       Continuing Directors."

<F2>   Under Commission rules, BayBanks is deemed for purposes of this table to be the beneficial owner of 295,000 shares of Common Stock subject to the Option. The Option may be exercised, and shares of Common Stock issued to BayBanks, in the circumstances described above under "The Merger--Option Agreement."

Executive Officers

      Listed below is information concerning the executive officers of the Company and the Bank.

Name and Age             Position with the Company              Position with the Bank

John M. Terravecchia     Director, Chairman, President and      Director, Chairman and
 Age 59                  Chief Executive Officer                Chief Executive Officer

Howard S. Dearth         Director and First Vice President      Director and First Vice President
 Age 81

Edward D. Bureau         Director and Secretary                 Director and Secretary
 Age 64

G. Robert Smith          Director, Senior Vice President        Director, President and Chief
 Age 55                  and Assistant Secretary                Operating Officer

Robert E. Benoit         Director, Vice President, Treasurer    Director, Vice President, Treasurer
 Age 47                  and Chief Financial Officer            and Chief Financial Officer

Ronald E. Vincent                                               Controller
 Age 47

      Each of the foregoing directors and officers of the Company and the Bank has been employed as set forth opposite his name above for at least the past five years except Mr. Vincent. Mr. Vincent joined the Bank in July, 1992. Prior to that time, he was Controller of Numerica Savings Bank, FSB in Manchester, New Hampshire.

Executive Compensation and Other Information

      Summary Compensation Table. Since the formation of the Company in 1983, none of its officers has received any compensation directly from the Company. Compensation of the officers of the Company is paid by the Bank. The following table sets forth cash compensation for the Company's three senior executive officers for services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years; no other executive officer of the Company received annual total compensation exceeding $100,000 during such period.

                                                                        Long-Term
                                                                        Compensation
                                             Annual Compensation        Awards
                                        -----------------------------   ----------
                                                                        Securities
                                                                        Underlying    All Other
Name and Principal Position     Year    Salary($)(1)    Bonus($)(2)     Options(#)    Compensation($)(3)

John M. Terravecchia            1994    $121,038        $36,773              0        $20,754
 President and Chief            1993     116,264         35,018         20,000         12,426
 Executive Officer of the       1992     115,525              0          9,000              0
 Company

G. Robert Smith                 1994      91,214         27,467              0         20,400
 Senior Vice President and      1993      85,874         26,150         20,000          9,202
 Assistant Secretary            1992      86,281              0          9,010              0

Robert E. Benoit                1994      72,898         18,038              0         14,917
 Vice President, Treasurer      1993      68,816         17,175         12,000          7,264
 and Chief Financial Officer    1992      69,259              0          9,010              0

<F1>   The amounts listed as Salary for 1994 include base salary plus directors fees.
<F2>   The amounts listed as the bonuses for 1993 were not approved and paid until May 1994.
<F3>   The values listed in this column include contributions made by the
       Bank with respect to such officers under the Bank's Profit Sharing Plan.

      Employment Agreements. The Company and the Bank have entered into certain Employment Agreements with Messrs. Terravecchia, Smith and Benoit. See "The Merger--Interests of Certain Persons in the Merger."

      Director Compensation. In 1994 and to the date hereof in 1995, each outside director of the Company received $50 for each meeting of the Company's Board attended. Each director of the Bank received $250 per meeting through September, 1994, and $350 per meeting thereafter, for each meeting of the Board attended and $75 for each committee meeting attended.

      Profit Sharing Plan. The Company, through the Bank, maintains a qualified, noncontributory profit-sharing plan (the "Profit Sharing Plan"). Under the Profit Sharing Plan, an employee becomes a participant upon satisfaction of three requirements: (1) attainment of age 21, (2) completion of at least 1,000 hours during the preceding year, and (3) employment by the Bank at year end. The Bank determines its contribution to the Profit Sharing Plan based upon the Bank's profits. Any money deposited into the Profit Sharing Plan goes to an investment fund managed by the Profit Sharing Plan trustees. The trustees are Robert E. Benoit, G. Robert Smith and John M. Terravecchia, all directors and executive officers of the Bank.

      The Bank's contributions are divided proportionately among the participants based on each participant's compensation. A participant who terminates his employment prior to completion of seven years of service loses some of the Bank's contributions to his account. At least four years of service is required to receive any benefits under the Profit Sharing Plan. In general, an employee is eligible to receive retirement benefits as of his 65th birthday. The amount of an individual's retirement benefit depends upon how much has been contributed for him by the Bank and the investment experience of the investment fund.

      The Bank may terminate or amend the Profit Sharing Plan at any time, provided that it may not deprive a participant of vested benefits. Under federal law, the sum of employer contributions, forfeitures from others, and employee contributions in any year may not exceed the lesser of 25% of an employee's compensation or $30,000, and the maximum total compensation considered under the Profit Sharing Plan will be $150,000. The latter amount will be adjusted to reflect cost-of-living increases. There was a contribution for the year ended December 31, 1994 of $244,000.

      For a discussion of the effect of the Merger on the Profit Sharing Plan, see "The Merger--Effect on Employee Benefits."

Stock Option Plans

      1984 Stock Option Plan. On May 29,1984, the stockholders of the Company ratified and approved the 1984 Stock Option Plan (the "1984 Option Plan") adopted by the Board of Directors on April 26, 1984. The 1984 Option Plan was amended on March 26, 1987 to make changes required by the Tax Reform Act of 1986. Under the 1984 Option Plan, 150,000 shares of authorized but unissued common stock of the Company were initially reserved for issuance pursuant to the 1984 Option Plan.

      Full-time "key employees" (as defined in the 1984 Option Plan) of the Company or any subsidiary thereof, meaning those full-time employees of the Company or any subsidiary considered to be especially important to the future of the Company, are eligible for selection to participate in the 1984 Option Plan. Directors who are not also full-time key employees are not eligible to receive options. All options granted under the 1984 Option Plan are intended to qualify as incentive stock options ("ISOs") as defined in
Section 422 of the Code.

      The 1984 Option Plan is administered by a Stock Option Committee of the Company's Board of Directors consisting of not less than three members appointed by the Board, none of whom is eligible to receive ISOs under the 1984 Option Plan ("1984 Option Plan Committee"). The 1984 Option Plan Committee selects the key employees who are to be granted ISOs, fixes the number of shares to be optioned to such employees and determines the terms and conditions of each grant. Final authority with respect to the 1984 Option Plan rests in the Company's full Board of Directors. The current members of the 1984 Option Committee are Howard S. Dearth, Paul T. Phillips and Horace A. Holaday, Jr. The 1984 Option Committee held no meetings during 1994.

      Under the 1984 Option Plan, no option may be granted after April 26, 1994, the 10th anniversary of the date of the Plan's adoption by the Board of Directors. In addition, the 1984 Option Plan provides that no option shall be exercisable after the expiration of five years from the date of grant. The market value of stock covered by incentive stock options (determined as of the date of grant) first exercisable under incentive stock options is limited to $100,000 per calendar year. An optionee will not be deemed to receive taxable income upon grant or exercise of an incentive stock option, and any gain realized at the time of sale of shares acquired upon exercise of an incentive stock option will constitute capital gain to the optionee, provided that certain employment and holding period requirements are met. No deduction will be allowed to the Company as a result of the grant or exercise of qualifying incentive stock options.

      The option price per share is to be determined by the 1984 Option Plan Committee at the time any ISO is granted and is not to be less than the fair market value of one share of common stock of the Company on the date the option is granted. Fair market value is to be determined by reference to transactions in Common Stock on the over-the-counter market. Payment for shares purchased under the 1984 Option Plan may be made either in cash or by exchanging shares of Common Stock with a fair market value equal to or less than the total option price plus cash for the difference. In no event may an option be granted under the 1984 Plan to any individual then owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary.

      ISOs for 39,275 shares were granted on January 21, 1992 with an exercise price of $1.00 per share. ISOs for 52,000 shares were granted on June 24, 1993 with an exercise price of $2.75 per share. Options granted in prior years have expired.

      For a discussion of the effect of the Merger on the 1984 Option Plan, see "The Merger--Effect on Employee Benefits" and "--Interests of Certain Persons in the Merger."

      1987 Stock Option Plan. On May 26, 1987, the stockholders of the Company ratified and approved the Cornerstone Financial Corporation 1987 Stock Option Plan (the "1987 Option Plan") adopted by the Board of Directors on March 26, 1987. The 1987 Option Plan is intended as a performance incentive for the non-employee directors of the Company and its subsidiaries. A total 50,000 shares of unissued common stock of the Company were initially reserved for issuance pursuant to nonqualified stock options granted under the 1987 Option Plan.

      The 1987 Option Plan is administered by the Company's second Stock Option Committee consisting of members of the Company's Board of Directors who are not eligible to receive options under the 1987 Option Plan ("1987 Option Plan Committee"). The Committee recommends to the Board of Directors the persons to whom options will be granted, the number of shares, the types of options and other terms and conditions of the options. The 1987 Option Plan does not specify criteria to be used in determining the number of options to be issued and, thus, the number of options granted is in the discretion of the 1987 Option Plan Committee, of which the current members are John M. Terravecchia, G. Robert Smith and Robert E. Benoit. The 1987 Option Plan Committee held no meetings during 1994.

      Under the 1987 Option Plan, nonqualified stock options may be granted to non-employee directors. Directors must complete at least two years of service prior to receiving any options under the 1987 Option Plan and the 1987 Option Plan Committee may elect to establish a vesting schedule for the exercise of options granted to any optionee. An optionee will be deemed to receive taxable income at ordinary income rates upon exercise of a nonqualified stock option in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Any gain realized at the time of sale of shares acquired upon exercise of an option will constitute capital gain to the optionee. The amount of such taxable income will be a deductible expense to the Company.

      All options granted under the 1987 Option Plan are required to have an exercise price per share equal to at least the fair market value of the share of common stock on the date the option is granted. No option granted is exercisable (i) after the date on which the optionee ceases to perform services for the Bank (except in the event of retirement due to age or disability or in the event of death, in which case options may be exercisable for up to three months and one year thereafter, respectively), or (ii) 5 years after the option is granted. Payment for shares purchased pursuant to an option may be made in cash or by check or, if the option agreement permits, by delivery and assignment to the Company of shares of Common Stock having a fair market value equal to the aggregate exercise price, or by any combination of the foregoing.

      Nonqualified options for 14,100 shares were granted on January 21, 1992 with an exercise price of $1.00 per share. Nonqualified options for 10,115 shares were granted on June 24, 1993 with an exercise price of $2.75 per share. Options granted in prior years have expired.

      For a discussion of the effect of the Merger on the 1987 Option Plan, see "The Merger--Effect on Employee Benefits" and "--Interests of Certain Persons in the Merger."

      No options were granted during 1994 under the Company's Stock Option Plans. The following table sets forth certain information with respect to outstanding stock options held by Messrs. Terravecchia, Smith and Benoit as of December 31, 1994.

                          Number of Securities Underlying      Value of Unexercised
                                Unexercised Options            in-the-money Options
                                at Fiscal Year-End            at Fiscal Year-End($)(1)
                                   Exercisable/                    Exercisable/
Name                              Unexercisable                   Unexercisable

John M. Terravecchia                29,000/0                       $110,000/0
G. Robert Smith                     29,010/0                        110,050/0
Robert E. Benoit                    21,010/0                        84,050/0

<F1>  Based on the difference between the closing price of the Common Stock on December 30, 1994, which was $6.00, and the option exercise price for each respective option.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Exchange Act requires the Company's officers and directors to file reports of ownership and changes in ownership with the Commission. Officers and directors are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of the copies of such forms furnished to the Company and written representations that no additional forms were required, the Company believes that, during the year ended December 31, 1994, the Company's officers and directors complied with all Section 16(a) filing requirements applicable to them.

Transactions with Management

      Some of the directors and executive officers of the Company and the Bank are at present, as they have been in the past, customers of the Bank and have entered into transactions with the Bank in the ordinary course of business. In addition, some of those persons are at present, as they have been in the past, also directors or officers of corporations and business trusts or are members of partnerships which are customers of the Bank and which have entered into transactions, including loans, with the Bank in the ordinary course of business. Such loans are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. The Bank expects to continue to have banking transactions in the ordinary course of its business with the executive officers and directors of the Company and the Bank, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those then prevailing for comparable transactions with others.

                       INDEPENDENT PUBLIC ACCOUNTANTS
                              (Proposal Three)

      The Board of Directors has selected Price Waterhouse LLP, independent certified public accountants, as the auditors for the Company and the Bank for the current fiscal year ending December 31, 1995. At the meeting, the stockholders will vote upon a proposal to ratify the selection of the firm as auditors. No determination has been made as to what action the Board of Directors would take in the event stockholders holding a majority of the common stock represented at the meeting fail to ratify the selection of Price Waterhouse LLP as auditors.

      The firm of Price Waterhouse LLP has served as independent public accountants of the Company since the Company's initial public offering completed in October 1985. It is expected that a representative of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions relating to the 1994 audit or to the Company's financial statements. The firm's representative will have the opportunity to make a statement if he or she desires to do so.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                   ADJOURNMENT OF ANNUAL MEETING TO PERMIT
                       FURTHER SOLICITATION OF PROXIES
                               (Proposal Four)

      In the event that there are not sufficient votes to approve the proposal to approve the Acquisition Agreement at the time of the Annual Meeting, such proposal will not be able to be approved unless the Annual Meeting is adjourned in order to permit further solicitation of proxies. A majority vote of the shares represented at the Annual Meeting is required in order to approve any such adjournment. The Board of Directors recommends that stockholders vote their proxies in favor of such adjournment so that their proxies may be used for such purpose in the event it should become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise indicated thereon.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ALLOW ADJOURNMENT OF THE MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES.

                ANNUAL REPORT; QUARTERLY REPORT ON FORM 10-Q

      Copies of (i) the Company's combined Annual Report on Form 10-K (including a list of the exhibits thereto) and Annual Report to Stockholders for the fiscal year ended December 31, 1994 and amendment thereto on Form 10-K/A (together, the "Annual Report") and (ii) the Company's Quarterly Report on Form 10-Q and amendment thereto on Form 10-Q/A (together, the "Form 10-Q") for the fiscal quarter ended March 31, 1995 (including a list of the exhibits thereto) accompany this Proxy Statement. The Annual Report and the Form 10-Q are not part of the proxy solicitation materials except to the extent incorporated herein by reference. See "Incorporation by Reference" below.

      Upon receipt of a written or oral request and the payment of a copying charge of ten cents per page, the Company will furnish to any stockholder a copy of the exhibits to the Annual Report on Form 10-K and the Form 10-Q. Such requests should be directed to Edward D. Bureau, Secretary, Cornerstone Financial Corporation, 15 East Broadway, Derry, New Hampshire 03038, telephone number: (603) 432-9517. A copy will be sent by first class mail or other equally prompt means within one business day of the receipt of such request.

                         INCORPORATION BY REFERENCE

      Pursuant to the rules and regulations under the Exchange Act, the following sections of the Annual Report which accompanies this Proxy Statement are incorporated herein by reference thereto: (i) the consolidated financial statements of the Company, including the related notes thereto and the audit report thereon, set forth on pages 19-37 of the Annual Report, (ii) "Management's Discussion and Analysis" set forth on pages 7-18 of the Annual Report and (iii) the Annual Report on Form 10-K portion of the Annual Report (excluding exhibits thereto) set forth on pages 38-58 and the Form 10-K/A portion of the Annual Report. In addition, the Form 10-Q (including the amendment on Form 10-Q/A but excluding exhibits thereto) is incorporated herein by reference.

                            STOCKHOLDER PROPOSALS

      If the Merger has not been consummated prior to the Company's 1996 Annual Meeting of Stockholders, which is currently scheduled to be held in May, 1996, any proposal intended to be presented by any stockholder for action at the 1996 Annual Meeting of Stockholders of the Company must be received at the executive offices of the Company, 15 East Broadway, Derry, New Hampshire 03038 not later than December 15, 1995 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1996 annual meeting.

                                OTHER MATTERS

      Management knows of no other matters to be brought before the meeting. However, should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the enclosed proxy intend to vote the proxy in accordance with their best judgment, discretionary authority to do so being included in the proxy.


                                       By Order of the Chairman of the Board
                                        and President


                                       EDWARD D. BUREAU
                                       Secretary


                                                                    ANNEX A








                   ---------------------------------------


                        AGREEMENT AND PLAN OF MERGER

                                    among

                      CORNERSTONE FINANCIAL CORPORATION

                                     and

                BAYBANKS, INC. (a Massachusetts corporation)

                                     and

                BAYBANKS, INC. (a New Hampshire corporation)



                         Dated as of March 23, 1995


                   ---------------------------------------






                              TABLE OF CONTENTS


                                  ARTICLE I

                                 THE MERGER                                 A--5
SECTION 1.1 The Merger                                                      A--5
SECTION 1.2 Effective Time; Closing                                         A--5
SECTION 1.3 Effect of the Merger                                            A--6
SECTION 1.4 Articles of Incorporation                                       A--6
SECTION 1.5 Directors and Officers of the Surviving Corporation             A--6

                                  ARTICLE II

                          CONVERSION OF SECURITIES                          A--6
SECTION 2.1 Conversion of Securities                                        A--6
SECTION 2.2 Employee Stock Options                                          A--6
SECTION 2.3 Dissenting Shares                                               A--7
SECTION 2.4 Surrender of Shares; Stock Transfer Books                       A--7

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY               A--9
SECTION 3.1 Organization and Qualification; Subsidiaries                    A--9
SECTION 3.2 Articles of Incorporation; By-Laws; Corporate Records           A--9
SECTION 3.3 Capitalization                                                  A--10
SECTION 3.4 Authority                                                       A--10
SECTION 3.5 No Conflict; Required Filings and Consents                      A--11
SECTION 3.6 Compliance                                                      A--11
SECTION 3.7 Reports and Financial Statements                                A--11
SECTION 3.8 Absence of Certain Changes or Events                            A--12
SECTION 3.9 Absence of Litigation                                           A--13
SECTION 3.10 Employee Benefit Plans; Employee Relations                     A--13
SECTION 3.11 Real Property and Leases                                       A--15
SECTION 3.12 Taxes                                                          A--16
SECTION 3.13 Environmental Matters                                          A--16
SECTION 3.14 Brokers                                                        A--17
SECTION 3.15 Proxy Statement                                                A--17
SECTION 3.16 Insurance                                                      A--17
SECTION 3.17 Loan Portfolio                                                 A--18
SECTION 3.18 Investment Securities                                          A--18
SECTION 3.19 Derivative Transactions                                        A--18
SECTION 3.20 Bank Regulatory Matters                                        A--18
SECTION 3.21 Certain Contracts                                              A--19
SECTION 3.22 Material Interests of Certain Persons                          A--19
SECTION 3.23 Assistance Agreements                                          A--19
SECTION 3.24 Fairness Opinion                                               A--19
SECTION 3.25 Intellectual Property                                          A--19
SECTION 3.26 Undisclosed Liabilities                                        A--20
SECTION 3.27 Administration of Fiduciary Accounts.                          A--20

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT                 A--20
SECTION 4.1 Corporate Organization                                          A--20
SECTION 4.2 Authority                                                       A--20
SECTION 4.3 No Conflict; Required Filings and Consents                      A--21
SECTION 4.4 Proxy Statement                                                 A--21
SECTION 4.5 Financial Statements                                            A--21
SECTION 4.6 Brokers                                                         A--22

                                  ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER                  A--22
SECTION 5.1 Conduct of Business by the Company Pending the Merger           A--22
SECTION 5.2 Parent Products and Services                                    A--25
SECTION 5.3 Covenant of Parent                                              A--25

                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS                           A--25
SECTION 6.1 Stockholders' Meeting                                           A--25
SECTION 6.2 Proxy Statement                                                 A--26
SECTION 6.3 Regulatory Matters                                              A--26
SECTION 6.4 Access to Information; Etc.                                     A--27
SECTION 6.5 No Solicitation                                                 A--28
SECTION 6.6 Employee Benefits Matters                                       A--28
SECTION 6.7 Bank Directors and Officers; Indemnification; Insurance         A--29
SECTION 6.8 Financial and Other Statements                                  A--30
SECTION 6.9 Further Action                                                  A--31
SECTION 6.10 Public Announcements                                           A--31
SECTION 6.11 Additional Agreements                                          A--31
SECTION 6.12 Update of Disclosure Schedules                                 A--31
SECTION 6.13 Current Information                                            A--32
SECTION 6.14 System Conversions                                             A--32
SECTION 6.15 Redemption of Debentures                                       A--33
SECTION 6.16 Affiliate Letter                                               A--33

                                 ARTICLE VII

                          CONDITIONS TO THE MERGER                          A--33
SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger     A--33
SECTION 7.2 Conditions to Obligations of Parent and Purchaser               A--34
SECTION 7.3 Conditions to Obligations of the Company                        A--36

                                 ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER                     A--37
SECTION 8.1 Termination                                                     A--37
SECTION 8.2 Termination Fee                                                 A--38
SECTION 8.3 Effect of Termination                                           A--38
SECTION 8.4 Fees and Expenses                                               A--38
SECTION 8.5 Amendment                                                       A--39
SECTION 8.6 Waiver                                                          A--39

                                  ARTICLE IX

                              GENERAL PROVISIONS                            A--39
SECTION 9.1 Non-Survival of Representations, Warranties and Agreements      A--39
SECTION 9.2 Notices                                                         A--39
SECTION 9.3 Certain Definitions                                             A--40
SECTION 9.4 Severability                                                    A--41
SECTION 9.5 Entire Agreement                                                A--41
SECTION 9.6 Parties in Interest                                             A--41
SECTION 9.7 Specific Performance                                            A--41
SECTION 9.8 Governing Law                                                   A--41
SECTION 9.9 Headings                                                        A--42
SECTION 9.10 Counterparts                                                   A--42

      AGREEMENT AND PLAN OF MERGER, dated as of March 23, 1995 (this "Agreement"), by and among BayBanks, Inc., a Massachusetts corporation ("Parent"), BayBanks, Inc., a New Hampshire corporation that is a wholly-owned subsidiary of Parent ("Purchaser"), and Cornerstone Financial Corporation, a New Hampshire corporation (the "Company").

      WHEREAS, the Boards of Directors of Parent and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent and the Company have each approved the transactions contemplated by this Agreement, including the merger of Purchaser with and into the Company in accordance with the New Hampshire Business Corporation Act ("New Hampshire Law") upon the terms and subject to the conditions set forth herein (the "Merger");

      WHEREAS, Parent and the Company have entered into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), providing for the granting by the Company to Parent of an option to purchase from the Company up to 295,000 shares representing 14% of the outstanding shares of common stock, without par value, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") at $6.625 per Share subject to the conditions set forth therein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                  ARTICLE I

                                  THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with New Hampshire Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company under the charter of the Company and the name of the Purchaser. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      SECTION 1.2 Effective Time; Closing. As promptly as practicable after the approvals of all Governmental Entities (as hereinafter defined) necessary to consummate the Merger have been received, all applicable waiting periods in connection with such approvals shall have expired and all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Purchaser and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of the State of New Hampshire in accordance with New Hampshire Law. The Merger shall become effective at such time as the Articles of Merger are filed with the New Hampshire Secretary of State or at such later time as is specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Palmer & Dodge, One Beacon Street, Boston, Massachusetts 02108, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII (the date of such closing being the "Effective Date").

      SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of New Hampshire Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.4 Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended as set forth in Annex I to this Agreement, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Articles of Incorporation.

      SECTION 1.5 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                 ARTICLE II

                          CONVERSION OF SECURITIES

      SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $8.80 in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share.

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Each Share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

      SECTION 2.2 Employee Stock Options. Commencing at least 15 days prior to the Effective Time, each holder of a then outstanding stock option to purchase Shares pursuant to the Company's 1984 Stock Option Plan and its 1987 Non-Qualified Stock Option Plan (the "Company Option Plans") (it being understood and agreed that the aggregate number of Shares subject to purchase under such stock options is not and shall not at the Effective Time be more than 102,605 Shares and that no additional stock options shall be granted after the date of this Agreement) shall be entitled to exercise such option (whether or not such option would otherwise have been exercisable), and if such options are not so exercised prior to the Effective Time, immediately prior to the Effective Time each such holder shall be entitled to receive from the Company in cancellation of such option a cash payment in an amount equal to the excess of the Merger Consideration over the per share exercise price of such option, multiplied by the number of Shares covered by such option. To give effect to the foregoing, prior to the Effective Time, the Company shall obtain all necessary consents of the holders of options to the cancellation effective prior to the Effective Time, of such options and the cancellation of any right to acquire equity securities of the Company from and after the Effective Time. Subject to the foregoing, the Company Option Plans and all options issued thereunder shall terminate at the Effective Time.

      SECTION 2.3 Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal of such Shares in accordance with Sections 293-A:13.21 and 13.23 of New Hampshire Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 293-A:13.25 of New Hampshire Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such sections shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.

      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to New Hampshire Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under New Hampshire Law consistent with the obligations of the Company under New Hampshire Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

      SECTION 2.4 Surrender of Shares; Stock Transfer Books.

      (a) Prior to the Effective Time, Purchaser shall designate a domestic bank or trust company with capital, surplus and undivided profits aggregating in excess of $100 million (as shown on the most recent report of condition of such bank or trust company filed with its principal federal bank regulatory authority) to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates (as hereinafter defined), for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive pursuant to Section 2.1 and be paid pursuant to this Section 2.4 in exchange for outstanding Shares. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (as shown on the most recent financial statements of such bank filed with its principal bank regulatory authority).

      (b) Promptly after the Effective Time (but in no event more than three business days thereafter), Parent and the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. The Company shall have the right to review and approve the letter of transmittal, the instructions and any accompanying letter. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

      (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

      (d) At the close of business on the Effective Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

      (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Purchaser as of the date hereof and, unless otherwise stated herein, on and as of the Effective Date that:

      SECTION 3.1 Organization and Qualification; Subsidiaries.

      (a) The Company is a corporation duly organized, validly existing and in good standing under New Hampshire Law and a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The deposit accounts of Cornerstone Bank, a New Hampshire chartered trust company and a wholly-owned subsidiary of the Company (the "Bank") are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank is a New Hampshire chartered trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Each Subsidiary (as defined in Section 9.3(g) below), other than the Bank, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and each Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation (in the case of those subsidiaries that are corporations) to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that is or would be, materially adverse to the business, properties, assets, liabilities, prospects, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any such change or effect attributable to or resulting from changes in regulations or legislation affecting New Hampshire banks generally or changes in federal, state or local tax laws.

      (c) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the outstanding capital stock or other ownership interest of each Subsidiary owned directly or indirectly by the Company, is set forth in
Section 3.1 of the Disclosure Schedule previously delivered by the Company to Parent (the "Disclosure Schedule"). Except for the Bank and Birchwood Development Corporation, the Company does not directly own five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity and, except as disclosed in Section 3.1 of the Disclosure Schedule, the Company does not indirectly own any such interest.

      SECTION 3.2 Articles of Incorporation; By-Laws; Corporate Records. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect and no proceeding for the amendment thereof has been commenced. Neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation or equivalent organizational documents or in violation of its By-Laws. The minute books of the Company and each Subsidiary contain true and correct records in all material respects of all meetings of their respective stockholders and boards of directors.

      SECTION 3.3 Capitalization.

      (a) The authorized capital stock of the Company consists of 8,000,000 Shares. As of the date hereof, (a) 2,107,017 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable,
(b) 146,502 Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries, (d) 102,605 Shares are reserved for future issuance upon the exercise of outstanding options granted pursuant to the Company Option Plans, (e) 15,196 Shares are reserved for future issuance upon conversion of the Company's 8.75% Convertible Subordinated Debentures due July 1, 1997 (the "8.75% Debentures"), (f) 214,935 Shares are reserved for future issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due January 1, 1999 (the "7% Debentures") and (g) 295,000 Shares are reserved for future issuance pursuant to the Stock Option Agreement. Except as set forth in this Section 3.3, and except for the Stock Option Agreement, there are no subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary, including without limitation any commitments to make payments with respect to capital stock or the value thereof, or obligating the Company or any Subsidiary to issue or sell any Shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Each outstanding Share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, and nonassessable. The Company owns, directly or indirectly through a Subsidiary, all of the issued and outstanding shares of capital stock of the Bank and of each of the other Subsidiaries (or, in the case of Subsidiaries that are not corporations, all of the outstanding partnership interests or beneficial interests, as the case may be), free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

      (b) The Company has $155,000 of 8.75% Debentures outstanding, which are convertible into an aggregate of 15,196 Shares at a conversion price of $10.20 per Share, and $3,353,000 of 7% Debentures outstanding, which are convertible into an aggregate of 214,935 Shares at a conversion price of $15.60 per Share. The Company has paid in full or accrued all amounts now or heretofore due under each of the 8.75% Debentures and the 7% Debentures, and has satisfied in full or provided for all of its liabilities and obligations thereunder that are presently or heretofore were required to be satisfied or provided for, and is not in default under any of the 8.75% Debentures or the 7% Debentures or either of the respective Indentures between the Company and Amoskeag Bank, as Trustee, with respect to the 8.75% Debentures and the 7% Debentures (each, an "Indenture"), nor does any condition exist that with notice or lapse of time or both would constitute a default under any of such Debentures or Indentures.

      SECTION 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of the then outstanding Shares, and the filing and recordation of appropriate merger documents as required by New Hampshire Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      SECTION 3.5 No Conflict; Required Filings and Consents.

      (a) Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or the Bank, (ii) assuming that the consents and approvals referred to in Section 3.5(b) are duly obtained, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) require a consent under or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, the 7% Debentures, the 8.75% Debentures, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

      (b) The execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentally, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined) (each a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and filing and recordation of appropriate merger documents as required by New Hampshire Law, and (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the New Hampshire Board of Trust Company Incorporation ("NHBTI"), and the Massachusetts Board of Bank Incorporation (the "MBBI"), and those required to satisfy Section 6.3(b) hereof.

      SECTION 3.6 Compliance. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (b) the 7% Debentures, the 8.75% Debentures or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

      SECTION 3.7 Reports and Financial Statements.

      (a) The Company has filed, and made available to Parent, all forms, reports and documents required to be filed by it with the SEC since January 1, 1990, and has heretofore delivered to Parent, in the form filed with the SEC,
(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1994 and (iii) reports provided to stockholders, and all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, since January 1, 1991, and (iv) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1991 (the forms, reports and other documents referred to in clauses
(i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The Company also has provided to Parent copies of the audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 1994, and the audited consolidated income statement of the Company and its Subsidiaries for the year ended December 31, 1994 and notes to such financial statements (the "1994 Financial Statements"). As of their respective dates, the SEC Reports (A) complied in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

      (b) The Company and each of the Subsidiaries has filed, and, except as prohibited by law, made available to Parent all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators") since January 1, 1991 (the "Bank Reports"). Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators.

      (c) Each of the consolidated financial statements of the Company and its Subsidiaries, including, in each case, the notes thereto, contained in the SEC Reports or in the 1994 Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect.

      (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1994, including the notes thereto (the "1994 Balance Sheet"), neither the Company nor any subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, or which would not, individually or in the aggregate, have a Material Adverse Effect.

      (e) The Company has made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

      SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1993, except as set forth in Section 3.8 of the Disclosure Schedule, as contemplated by Section 5.1 of this Agreement or as disclosed in any SEC Report filed since December 31, 1993 and prior to the date of this Agreement, the Company and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1993, there has not been (a) any change in the results of operations or financial condition of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (b) any damage, destruction or loss with respect to any property or asset of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (c) any change by the Company or any Subsidiary in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company or any Subsidiary of any asset, including, without limitation, any writing down of the value of assets or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice and which has not had a Material Adverse Effect, (e) any entry by the Company or any Subsidiary into any contract or commitment of more than $50,000 or with a term of more than one year, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any Subsidiary or any redemption, purchase or other acquisition of, or payment with respect to, any of its securities, (g) any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except, with respect to cash compensation, in the ordinary course of business consistent with past practice, (h) any material election made by the Company or any Subsidiary for federal or state income tax purposes, or (i) any change in the credit policies or procedures of the Company or any Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect.

      SECTION 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Such pending or threatened claims, actions, suits, proceedings or investigations are not expected individually, or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award.

      SECTION 3.10 Employee Benefit Plans; Employee Relations.

      (a) Plans. Section 3.10(a) of the Disclosure Schedule sets forth a list of every Employee Program (as hereinafter defined) that has been maintained by the Company or any Affiliate (as hereinafter defined) at any time during the three-year period ending on the Effective Date.

      (b) Qualification Under the Code. Each Employee Program which has ever been maintained by the Company or any Affiliate (as hereinafter defined) and which has at any time been intended to qualify under Section 401(a) or 501(c) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

      (c) Compliance with Laws. The Company and each Affiliate are in compliance in all material respects with all applicable statutes, orders, governmental rules or regulations, including without limitation ERISA and the Code with respect to all Employee Programs. Without limiting the generality of the foregoing, with respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan) which could result, directly or indirectly, in any taxes, penalties or other liability to the Company, Parent, Purchaser or the Surviving Corporation. All group health plans of the Company have been operated in compliance with the health care continuation coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. The Company does not know, and has no reason to know of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company.

      (d) Funding Status, Etc. Neither the Company nor any Affiliate maintains or contributes to any plan subject to Title IV of ERISA. There is no unpaid contribution due with respect to any Employee Program as required under the minimum funding standards of Section 412 of the Code. All contributions required to be made under the terms of any Employee Program (or any insurance or other contract or funding arrangement maintained in connection with any Employee Program) have been timely made. The present value of the benefits accrued under the Company's Deferred Compensation Plan as determined using reasonable actuarial assumptions do not exceed the fair market value of the assets held under the related Trust Agreement.

      (e) Retiree Benefits. Neither the Company nor any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Section 4980B of the Code or part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

      (f) Multiemployer Plans. Neither the Company nor any Affiliate has ever maintained or contributed to any "multiemployer plan" as that term is defined in Section 4001(a)(3) of ERISA, and neither the Company nor any Affiliate has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

      (g) Documents Delivered. With respect to each Employee Program maintained by the Company within three years preceding the Effective Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation , trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (vii) the three most recent actuarial valuations for any plan subject to Title IV of ERISA; and (viii) all other materials reasonably necessary for the Surviving Corporation and Purchaser to perform any of its responsibilities with respect to any Employee Program which will remain in effect subsequent to the Closing (including, without limitation, health care continuation requirements).

      (h) Definitions. For the purposes of this Section:

            (i) "Employee Program" means (i) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
      Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, health, disability, life insurance and all other employee benefit plans, agreements, and arrangements not described in (i) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

            (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

           (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same "controlled group" as Company for purposes of ERISA Section 302(d)(8)(C).

      (i) Employee Relations. The Company and its Subsidiaries have an aggregate of approximately 111 employees and generally enjoy good employer-employee relationships. Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no pending or, to the knowledge of the Company, threatened, charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state agency. The Company and its Subsidiaries are not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as disclosed in Section 3.10(i) of the Disclosure Schedule, upon termination of the employment of any said employees, neither the Company and its Subsidiaries nor the Purchaser will by reason of anything done prior to the Effective Date be liable to any of said employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). Section 3.10(i) of the Disclosure Schedule contains a list of all employees and consultants of the Company and its Subsidiaries who, individually, have received or are scheduled to receive compensation from the Company or its Subsidiaries for the current fiscal year in excess of $50,000, including the current job title and aggregate annual compensation of each such individual.

      SECTION 3.11 Real Property and Leases.

      (a) The Company and the Subsidiaries have sufficient title to all their real properties to conduct their respective businesses as currently conducted or as currently contemplated to be conducted.

      (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, none of which Liens interfere materially with the use and enjoyment of the respective property by the Company or such Subsidiary (collectively, "Permitted Liens"), and (ii) neither is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

      (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, all leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary.

      SECTION 3.12 Taxes. The Company and its Subsidiaries have filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid, discharged or made provision for (as reflected in the financial statements of the Company) all taxes shown as due thereon and have paid all applicable ad valorem taxes as are due, other than (a) such payments as are being contested in good faith by appropriate proceedings and have not been finally determined and (b) except where the failure to make such filings or pay, discharge or make provision for such taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have withheld proper and accurate amounts from their employees, customers, depositors, shareholders and others from whom they are required to withhold taxes in compliance with all applicable federal, state, local and foreign laws and have paid all such withheld amounts to the appropriate taxing authority in a timely manner. The Company and its Subsidiaries have filed in a timely manner all required reports to federal, state, local or foreign taxing authorities of interest and dividends paid, of interest received and of all other payments made or received. The income tax returns of the Company and its Subsidiaries have been audited by the IRS for all years through and including 1991, and the deficiencies (if any) asserted as a result of such audits have been satisfied. Except as set forth in Section 3.12(a) of the Disclosure Schedule, neither the IRS nor any other taxing authority, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or in connection with tax reporting or tax withholding obligations. Except as set forth in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

      SECTION 3.13 Environmental Matters.

      (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, and its state counterparts, as each may be amended from time to time, and all regulations thereunder, (B) petroleum and petroleum products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) radon, (E) any other contaminant, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, (ii) "Environmental Laws" means any federal, state or local law or regulation relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (C) otherwise relating to pollution of the environment and (iii) "Environmental Permits" means all permits, licenses and other authorizations referred to under any Environmental Law.

      (b) Except as described in Section 3.13(a) of the Disclosure Schedule, to the knowledge of the Company: (i) neither the Company nor any of the Subsidiaries has violated during the last five years or is in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Subsidiary or that constitutes collateral for any loan by a Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither the Company nor any of the Subsidiaries is liable for any off-site contamination; (iv) neither the Company nor any of the Subsidiaries is liable under any Environmental Law; (v) the Company and each of its Subsidiaries is, and has during the last five years been, in compliance with, all of their respective Environmental Permits; and (vi) none of the properties owned or leased by the Company or any of the Subsidiaries or that constitutes collateral for any loan by a Subsidiary are the subject of any enforcement or legal action concerning any Environmental Law. No such violation, contamination, liability, lack of compliance, enforcement action or legal action has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property, leased real property, and any real property subject to pending or contemplated foreclosure proceedings by the Company or any Subsidiary.

      (c) Except as described in Section 3.13(b) of the Disclosure Schedule, to the knowledge of the Company, the Company and each of its Subsidiaries has complied with all environmental laws concerning the notification of any governmental authorities concerning any environmental issues, and neither the Company nor any of its Subsidiaries has received any communication from any governmental authority either requesting additional information or action or denying any request for exemption under any applicable environmental law.

      SECTION 3.14 Brokers. No broker, finder or investment banker, other than Chatham Capital Management, Inc. ("Chatham") and Alex Sheshunoff & Co. ("Sheshunoff"), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees payable to Chatham and Sheshunoff in connection with the transactions contemplated by this Agreement are as set forth in Section 3.14 of the Disclosure Schedule.

      SECTION 3.15 Proxy Statement. The information supplied by the Company and its Subsidiaries for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, or at the time of the Stockholders' Meeting (as defined below), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information to be supplied by Parent or Purchaser or any of their representatives which is contained in any of the foregoing documents. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

      SECTION 3.16 Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company or any of its Subsidiaries as of the date hereof. Such policies and binders are in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the businesses engaged in by the Company and its Subsidiaries and are in conformity with the requirements of all contracts to which the Company or any of its Subsidiaries is a party and to the best knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Subsidiary is in default with respect to any provision contained in any such policy or binder nor has the Company or any Subsidiary to its knowledge failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

      SECTION 3.17 Loan Portfolio. Except as set forth in Section 3.17 of the Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") the unpaid principal balance of which exceeds $100,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of the Company, five percent stockholder of the Company or any Subsidiary. Section 3.17 of the Disclosure Schedule sets forth as of the date hereof, (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any Subsidiary that as of the date of this Agreement are classified by the Bank as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Restructured", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and the Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category. The Company shall promptly inform Parent in writing of any Loan the original principal balance of which exceeds $100,000 that becomes classified in the manner described in this Section 3.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement.

      SECTION 3.18 Investment Securities. Section 3.18(a) of the Disclosure Schedule sets forth the book and market value as of February 28, 1995 of the investment securities, mortgage backed securities and securities held for sale by the Company and each Subsidiary. Section 3.18(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which the Company or any Subsidiary has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'- length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the 1994 Financial Statements, and none of the material investments made by the Company or any of its Subsidiaries since December 31, 1994, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment within a reasonable time.

      SECTION 3.19 Derivative Transactions. Except for collateralized mortgage obligations, shown in the 1994 Financial Statements, neither the Company nor any of the Subsidiaries has engaged in transactions in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments.

      SECTION 3.20 Bank Regulatory Matters. Except as otherwise set forth in
Section 3.20 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Company been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Except as disclosed in the SEC Reports, no Bank Regulator has initiated any proceeding with respect to the business or operations of the Company or any Subsidiary since December 31, 1991. Except as otherwise set forth in Section
3.20 of the Disclosure Schedule, there is no material unresolved violation, criticism, or exception by any Bank Regulator relating to any examination of Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company has furnished to Parent copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of the Company or any of its Subsidiaries that has been issued since December 31, 1991.

      SECTION 3.21 Certain Contracts.

      (a) Except as set forth in Section 3.21 of the Disclosure Schedule, none of the Company or any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment, election, retention in office or severance of any current or former directors, officers, employees or consultants or with respect to the payment of deferred compensation or other payments to any former director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement will result in any payment becoming due from the Company or any of the Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any line of business by the Company or any of the Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.21(a), whether or not set forth in Section 3.21 of the Disclosure Schedule, is referred to herein as a "Company Contract".

      (b) The Company and each of the Subsidiaries have performed all obligations required to be performed by them under each Company Contract and, to the knowledge of the Company, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of the Subsidiaries under any such Company Contract.

      (c) Except as set forth in Section 3.21 of the Disclosure Schedule, to the knowledge of the Company, each Company Contract is binding upon each other party thereto in accordance with its terms and no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default of any party thereunder.

      SECTION 3.22 Material Interests of Certain Persons. No officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

      SECTION 3.23 Assistance Agreements. None of the Company or any of the Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally-assisted acquisition of a depository institution pursuant to which the Company or any of the Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

      SECTION 3.24 Fairness Opinion. The Company has received an opinion, dated as of the date hereof, from Sheshunoff to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

      SECTION 3.25 Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 3.26 Undisclosed Liabilities. Except (a) as set forth in Section
3.26 of the Disclosure Schedule and (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheets of the Company included in the 1994 Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a Material Adverse Effect on the Company or the Surviving Corporation.

      SECTION 3.27 Administration of Fiduciary Accounts. Each of the Company and the Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor the Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to the Company, as of the date hereof and, unless otherwise stated herein, as of the Effective Date, that:

      SECTION 4.1 Corporate Organization.

      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts ("Massachusetts Law") and a bank holding company registered with the FRB under the BHCA. Parent has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

      (b) Purchaser is a corporation duly organized, validly existing and in good standing under New Hampshire Law and all of its outstanding Capital Stock is owned by Parent. Purchaser has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power would not, individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

      SECTION 4.2 Authority. Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by New Hampshire Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

      SECTION 4.3 No Conflict; Required Filings and Consents.

      (a) The execution, delivery and performance of this Agreement by Parent and Purchaser does not (i) conflict with or violate the Articles of Organization or By-Laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that the consents and approvals referred to in
Section 3.5(b) are duly obtained, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of Parent or Purchaser is bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or significantly delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing the obligations contemplated under this Agreement to be performed by them.

      (b) The execution, delivery and performance of this Agreement by Parent and Purchaser does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity except for (i) those referred to in clauses (i) and (ii) of Section 3.5(b) and (ii) any consent, approval, authorization, permit of, or filing with, or notification to, any Governmental Entity where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing the obligations contemplated under this Agreement to be performed by each of them.

      SECTION 4.4 Proxy Statement. The information supplied by Parent or Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company, any of its Subsidiaries or any of their representatives which is contained in any of the foregoing documents.

      SECTION 4.5 Financial Statements. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent and its subsidiaries as of the fiscal years of Parent ending December 31, 1993 and December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ending on December 31 of each of 1992 through 1994, inclusive. Such financial statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

      SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                  ARTICLE V

                   CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.1 Conduct of Business by the Company Pending the Merger.

      (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and generally to conduct their business in substantially the same way as conducted during 1994, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Company's loan portfolio; and the Company shall use all commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business relations.

      (b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement, Section 5.1 of the Disclosure Schedule and the Stock Option Agreement, the Company shall not, nor shall it permit any Subsidiary, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Parent:

            (i) amend or otherwise change its Certificate or Articles of Incorporation or By-Laws or equivalent organizational documents;

            (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Subsidiary, any stock appreciation rights, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of a maximum of 102,605 shares issuable pursuant to stock options outstanding under the Company Option Plans on the date hereof, a maximum of 230,131 shares issuable upon conversion of the 7% Debentures or the 8.75% Debentures, and shares issuable pursuant to the Stock Option Agreement);

            (iii) with respect to the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

            (v) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary;

            (vi) enter into any new line of business;

            (vii) merge or consolidate with, or purchase an equity interest in or a portion of the assets of, or acquire by any other manner, any business or any corporation, partnership, other business organization or any division thereof, or sell or purchase any material amount of assets other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

            (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, other than short-term borrowings with a maturity of less than 90 days in the ordinary course of business consistent with past practice;

            (ix) (A) enter into or amend any lease of real property or (B) enter into or amend any other contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into any contract or other commitment involving an aggregate payment by or to the Company, the Bank or any other Subsidiary under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution or any amendment involving an aggregate increase in payments by the Company or any Subsidiary of more than $50,000;

            (x) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole, except for contractual commitments entered into prior to the date of this Agreement as heretofore disclosed in writing to Parent;

            (xi) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company or any Subsidiary, or grant any severance (including severance in connection with a change in control) or termination pay to, or (except as provided in Section 7.2(k)) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, life insurance or split dollar life insurance, retiree medical or life insurance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or make any contribution to fund existing non-qualified deferred compensation obligations of the Company or any Subsidiary, or accrue or make any contribution with respect to any plan year under the existing profit sharing plan in an amount or at a rate in excess of the rate at which such contributions were accrued on the September 30, 1994 financial statements of the Company and its Subsidiaries;

             (xii) take any action with respect to accounting policies or procedures in effect at December 31, 1994, other than in the ordinary course of business or required by changes to GAAP or regulatory accounting principles as concurred in by the Company's independent auditors;

            (xiii) file any application to relocate or terminate the operations of any banking office of it or any of the Subsidiaries or relocate or terminate any such operations;

            (xiv) make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

            (xv) sell any securities in its securities portfolios, except in the ordinary course of business, acquire any securities for the Company's or its Subsidiaries' securities portfolios with a final maturity of more than two years, or engage in any transaction in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments;

            (xvi) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

            (xvii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of any time to and including Effective Time, or any of the conditions to the Merger or the other transactions contemplated by this Agreement set forth in Article VII not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Stock Option Agreement, except, in every case, as may be required by applicable law, but only after reasonable consultation with Parent;

            (xviii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Effect; or

            (xix) agree to do any of the foregoing or permit any of the foregoing to occur.

      (c) The Company covenants and agrees that, between the date of this Agreement and the Effective Date, unless Parent shall otherwise agree in writing, the Company shall:

            (i) take any and all actions necessary or desirable for the Bank to qualify with respect to any real property identified in Section 5.1(c) of the Disclosure Schedule, for the secured party exemption under RSA 146-C and the safe harbor requirements of RSA 146-A and 147-B and obtain letters from the New Hampshire Department of Justice confirming that the Bank so qualifies;

            (ii) obtain a report from an environmental consulting firm, mutually agreeable to the Company and Parent, that, with respect to any real property identified in Section 5.1(c) of the Disclosure Schedule, describes the environmental response actions necessary to perform all work identified in any letter from the New Hampshire Department of Environmental Services identified in said Section 5.1(c), including performing all work identified in the Remedial Action Plan referred to therein, that contains, based on said consulting firm's best judgment, a schedule for and an estimate of the total cost of, completing all such actions; and

            (iii) take any and all actions necessary or desirable to qualify any real property identified in Section 5.1(c) of the Disclosure Schedule for reimbursement from the New Hampshire Oil Discharge and Clean-up Fund and obtain a letter from the New Hampshire Department of Environmental Serv-ices confirming that such property so qualifies.

      SECTION 5.2 Parent Products and Services. From and after the date hereof, Parent and the Company shall consult with each other on products and services not currently offered by the Company which Parent would expect to make available to customers of the Bank, and the Company shall consider offering such products and services to Bank's customers prior to the Effective Date, on terms and conditions mutually acceptable to Parent and the Company; provided, however, that nothing herein shall obligate the Company or the Bank to offer any such products or services.

      SECTION 5.3 Covenant of Parent. During the period from the date of this Agreement and continuing until the Effective Time, the Parent shall not, and shall not permit any of its subsidiaries to, take any action or publicly announce an intention to take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect as of any time to and including the Effective Time, or in any of the conditions to the Merger or other transactions contemplated in this Agreement as set forth in Article VII not being satisfied in any material respect, or in a material violation of any provision of this Agreement, or the Stock Option Agreement, except, in every case, as may be required by applicable law.

                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

      SECTION 6.1 Stockholders' Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors (the "Company Board"), shall, in accordance with applicable law and the Company's Articles of Incorporation and By-Laws, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (b) (i) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and (ii) use all reasonable efforts to obtain such approval and adoption; provided that nonperformance of the obligations of this clause (b) required by the fiduciary duties of the Company Board under applicable law as determined by such Board with the advice of the Company's independent counsel shall not constitute a breach of this Agreement. The Parent and the Company shall coordinate and cooperate with respect to the foregoing matters.

      SECTION 6.2 Proxy Statement. As soon as practicable after the date hereof, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

      SECTION 6.3 Regulatory Matters.

      (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to either of them, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, and other transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of all of the transactions contemplated herein.

      (b) If so requested by Parent and in cooperation with Parent and at Parent's expense, the Company and the Bank and their respective directors and officers shall promptly take all necessary corporate and other action, prepare and file all necessary documentation, effect all necessary applications and filings and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary (i) to change the name of the Bank, (ii) to amend the charter and bylaws of the Bank, (iii) to convert the Bank into a national banking association or federal savings association and/or (iv) to merge the Bank into a bank or savings association controlled by Parent, so that such name change, amendments, conversion or merger transaction may be consummated in conjunction with the consummation of the Merger, whether effective as of the Effective Time or immediately before or after the Effective Time. The Company and the Bank shall not be required by the preceding sentence to take any action that would make consummation of any such name change, amendment, conversion or merger transaction irreversible other than in conjunction with consummation of the Merger.

      (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, or the transactions contemplated by this Agreement.

      (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

      SECTION 6.4 Access to Information; Etc.

      (a) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, the Company shall, and shall cause each of the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, agents, properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause the Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the Company Board relating to asset quality generally, and (iii) all other information concerning the business, properties, assets and personnel of the Company as Parent may reasonably request, including but not limited to environmental reports. Neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement (the existence of which agreement has heretofore been disclosed in writing to Parent) or, in the event of any litigation or threatened litigation between the Company and Parent over the terms of this Agreement, where access to information will be adverse to the interests of the Company. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated September 2, 1994, between Parent and the Company (the "Confidentiality Agreement").

      (b) Parent may, at its sole option, undertake an environmental site assessment at any of the properties owned or leased by the Company or any of its Subsidiaries. The site assessments, if any, shall be completed prior to the Closing. Throughout the period of time for this site assessment, Parent and its designated employees, agents, and consultants shall have a reasonable right of access to the properties during mutually agreed-upon hours to perform said site assessment. The site assessment may include, in the sole discretion of the Parent, engineering or geological tests, physical inspections, intrusive testing, document reviews, interviews, or other evaluation as deemed necessary by the Parent to determine the presence, nature and extent of any Hazardous Substances on the properties, provided that the Parent shall restore the properties to their condition as it existed before any such action was performed. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

      (c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

      (d) All information furnished by Parent to the Company or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, the Company and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which
(x) was legally in the Company's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or
(ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental body or agency without liability hereunder.

      SECTION 6.5 No Solicitation. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate contact with, solicit or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary or, except to the extent determined by the Company Board, with the advice of its independent counsel, to be required by its fiduciary obligations under applicable law (in which case such actions shall not constitute a breach of this Agreement), participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. Nothing contained in this
Section 6.5 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's stockholders which, in the judgment of the Company Board, may be required under applicable law. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

      SECTION 6.6 Employee Benefits Matters.

      (a) Insurance Coverages. For the period from the Effective Date through December 31, 1995, the Surviving Corporation and/or its subsidiaries will continue to provide the same or similar insurance coverages (medical, dental, life, accidental death and dismemberment, short-term disability, and long-term disability) to those of their employees who were employees of the Company and/or its Subsidiaries on the Effective Date as those covering employees of the Company and its Subsidiaries on the date of this Agreement, except for increases in employee premiums reflecting any increases charged by insurance carriers and any changes required by applicable law or by the insurance carriers. Effective as of January 1, 1996 or at any time thereafter, the foregoing insurance coverages provided by the Surviving Corporation and/or its subsidiaries may at the option of Parent be discontinued, in which case those employees of the Surviving Corporation and/or its subsidiaries who had been employees of the Company and its Subsidiaries will become eligible for the same insurance coverages generally available to the majority of the other employees of Parent and its subsidiaries in the same region as the Surviving Corporation and its subsidiaries, subject to the applicable terms and conditions of the benefit plans and/or insurance contracts providing such coverages.

      (b) Personnel Policies. Except as otherwise provided in this Agreement, all personnel policies and procedures of the Company and/or its Subsidiaries will be discontinued as of the Effective Date and employees of the Company and its Subsidiaries will become covered as of the Effective Date under the human resources policies and procedures of Parent. For all purposes of applying the human resources policies and procedures of Parent, the employees of Company and its Subsidiaries will be treated as new employees as of the Effective Date.

      (c) Cornerstone Bank Severance Pay Plan. The Company's Severance Pay Plan will be continued in effect for a period of twelve months following the Effective Date.

      (d) Profit Sharing and Similar Plans.

            (i) Parent will cause the Surviving Corporation and/or its subsidiaries to maintain the Company's profit sharing plan in effect through December 31, 1995. Thereafter Parent will either (A) cause the Surviving Corporation and/or its subsidiaries to maintain Company's profit sharing plan, or (B) permit employees of the Surviving Corporation and its subsidiaries to participate in one or more savings, profit-sharing, employee stock ownership and/or retirement plans maintained by another subsidiary of Parent (to be designated by Parent) in accordance with the terms of such plan(s) as in effect from time to time once the employees have satisfied the eligibility requirements of such plan(s), or (C) permit employees of the Surviving Corporation and its subsidiaries to participate in Parent's Savings, Profit Sharing and Stock Ownership Plan ("Savings Plan") in accordance with its terms as in effect from time to time once they have satisfied the eligibility requirement under such plan. If such employees are permitted to participate in Parent's Savings Plan or a plan or plans of another subsidiary of Parent, they will receive credit for service with the Company and its Subsidiaries for purposes of eligibility and vesting, but not accrual of benefits, under such plans.

            (ii) For any plan year in which the Surviving Corporation and/or its subsidiaries are maintaining the Company's profit sharing plan, the percentage of compensation that is contributed on behalf of participants in such profit sharing plan will not exceed the percentage of compensation that Parent contributes on behalf of its own employees for such year under Parent's Savings Plan.

      (e) Other Employee Benefit Plans. Except as specified herein, any other employee benefit plans of the Company and/or its Subsidiaries will be discontinued as of the Effective Date, and the Surviving Corporation and/or its subsidiaries will thereafter have no obligation of any kind under such discontinued plans.

      (f) No Third-Party Beneficiaries. This Section 6.6 reflects the agreements of the parties but does not create any rights or obligations except as among the parties to this Agreement, and it is specifically agreed that no present or future employee of the Company, the Surviving Corporation, or the subsidiaries of either will be treated as a third-party beneficiary of the provisions of this Section 6.6. Nothing in this Section 6.6 or elsewhere in this Agreement will preclude Parent or the Surviving Corporation or any of the subsidiaries of either, after the Effective Time, from terminating the employment of any person who was an employee of the Company or any of its Subsidiaries, or preclude Parent or the Surviving Corporation, or any of the subsidiaries of either, from amending or terminating in its discretion any employee benefit plan maintained by such party.

      SECTION 6.7 Bank Directors and Officers; Indemnification; Insurance.

      (a) Parent will invite at least three of the current directors of the Bank, which number shall include John M. Terravecchia, and such additional number as it may determine in its discretion after consultation with the Board of Directors of the Bank, to continue to serve as directors at least until the annual meeting of the Bank following the Effective Date, subject to any changes as a result of any transaction involving a reorganization or merger of the Bank. John M. Terravecchia will be invited to serve as Vice Chairman and Chief Executive Officer of the Bank during the term of his Amended and Restated Employment Agreement with the Company and the Bank, subject to any changes as a result of any transaction involving a reorganization or merger of the Bank.

      (b) The Articles of Incorporation and By-laws of the Surviving Corporation and the Bank shall not contain provisions that are less favorable with respect to indemnification than are set forth in the current By-laws of the Company and the Bank, respectively; provided, however, that neither the Surviving Corporation nor the Bank shall be required to indemnify any person seeking indemnification in connection with (i) a proceeding (or part thereof) that was initiated by such person, unless the initiation thereof was approved or ratified by the Board of Directors of the Corporation or Bank, as the case may be, or (ii) a proceeding (or part thereof) by or in the right of the Surviving Corporation or Bank, as the case may be.

      (c) Parent acknowledges, and the Surviving Corporation shall honor, the right of the present and former directors and officers of the Company to be indemnified by the Surviving Corporation after the Effective Time against losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the extent provided in the Company's By-laws as in effect as of the date of this Agreement (to the extent consistent with applicable law); provided, however, that the Surviving Corporation shall not be required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, unless the initiation thereof was approved or ratified by the Board of Directors of the Corporation, nor any proceeding or part thereof by or in the right of the Surviving Corporation.

      (d) Parent and the Surviving Corporation shall use their best efforts to maintain in effect for a period of one year from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage, if available, containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent and the Surviving Corporation be required to expend pursuant to this Section 6.7(d) more in the aggregate than an amount equal to the lesser of 200% of current annual premiums paid by the Company for such insurance or $50,000.

      (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in subsections (b)-(d) of this Section 6.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer and employee covered hereby.

      SECTION 6.8 Financial and Other Statements. Notwithstanding anything to the contrary in, and without limitation of its obligations under, Section 6.4, during the term of this Agreement, the Company shall provide to Parent the following documents and information:

            (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act and the Bank's Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after December 31, 1994 and the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K.

            (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or the Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or the Subsidiaries made by such accountants.

            (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

            (d) Promptly upon receipt thereof, the Company will furnish to Parent copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of the Company or any of the Subsidiaries, except to the extent prohibited by law. With respect to any examination report the disclosure of which is prohibited by law, the Company will use its reasonable efforts to obtain authority to deliver to Parent copies of such examination report; provided, however, that the Company cannot provide any assurance that any such authority can be obtained.

            (e) With reasonable promptness, the Company will furnish to Parent such additional financial data as Parent may reasonably request. In each case where the Company would be obligated to furnish information or materials to Parent hereunder except for a legal prohibition, the Company shall promptly inform Parent of the existence and nature of such information or materials and the basis for such legal prohibition.

      SECTION 6.9 Further Action. Each of Parent and the Company shall, and shall cause its subsidiaries to, use its best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and
(b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and any of the transactions contemplated by this Agreement.

      SECTION 6.10 Public Announcements. Company shall consult with Parent before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any requirement of any agreement with any automated interdealer quotation system.

      SECTION 6.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

      SECTION 6.12 Update of Disclosure Schedules. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby as of such later time. No supplement or amendment to the Disclosure Schedules shall limit the right of Parent and Purchaser to rely on the representations and warranties as of the date of this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.2(b) hereof, as the case may be, or the compliance by the Company with the covenants set forth in Article V hereof.

      SECTION 6.13 Current Information.

      (a) During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Parent to report on the general status of the ongoing operations of the Company and the Subsidiaries and (ii) to cooperate and communicate fully with respect to the manner in which the business of the Bank will be operated after the Effective Time, the type, mix and pricing of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Company and Parent shall promptly establish a liaison committee (the "Committee") which will be chaired by representatives of Parent and the Company and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Effective Time, the Company shall provide Parent with timely and sufficient information to review new extensions of credit, renewals, and restructurings and information detailing overall asset quality and risk.

      (b) The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of the Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of the Subsidiaries, and will keep Parent reasonably informed of such events. Parent will promptly notify the Company of any material change in the normal course of business or in the operation of the properties of Parent or any of its subsidiaries or the institution or the threat of significant litigation or administrative proceedings involving Parent or any of its subsidiaries that could materially delay or prevent consummation of the transaction, and will keep the Company fully informed of such events.

      (c) To the extent not covered by paragraphs (a) and (b) above, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be or to become untrue or inaccurate in any material respect as of any time before the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph
(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 6.14 System Conversions. From and after the date hereof, Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company's data processing and related electronic information systems to those used by Parent and its subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Company shall not be obligated to take any such action and, unless the Company otherwise agrees, no conversion shall in fact take place prior to the Effective Time. In the event that, at the request of Parent, the Company determines to take, and so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Parent shall indemnify the Company on terms reasonably satisfactory to the Company for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Effective Time does not occur in accordance with the terms of this Agreement.

      SECTION 6.15 Redemption of Debentures. The Company shall, upon the written request of Parent and under such conditions as are set forth in a certain letter from Parent to the Company of even date herewith, take all such actions, including without limitation adopting appropriate resolutions of the Company Board and sending timely notice of redemption to each holder of 8.75% Debentures and each holder of 7% Debentures, in order to permit the Surviving Corporation to redeem 100% of the principal amount of the 8.75% Debentures and the 7% Debentures outstanding as of the Effective Time, such redemption to occur at or after the Effective Time, as determined by Parent, all in conformity with the respective Indentures. The Company shall send the notices of redemption (which may, at the option of Parent, provide that the redemption shall take place only if and when the Merger is effective) to the holders at such time as Parent determines, but shall not be required to send such notices until all necessary approvals of Governmental Entities referred to in Section 7.1(b) have been obtained.

      SECTION 6.16 Affiliate Letter. The Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the Stockholders' Meeting, a written agreement in substantially the form of Annex II hereto.

                                 ARTICLE VII

                          CONDITIONS TO THE MERGER

      SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by New Hampshire Law and the Articles of Incorporation of the Company;

            (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities, including, without limitation the FRB, the NHBTI, and the MBBI and those required to satisfy Section 6.3(b) hereof, required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that no approval, authorization or consent referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that, in the reasonable opinion of Parent, would so materially and adversely affect the economic or business benefit to Parent of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

            (c) No Orders, Injunctions or Restraints: Illegality. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement, including the Merger.

      SECTION 7.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are also subject to the following conditions, each of which is an independent condition and shall not be affected by any other condition:

           (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect. The Company shall have delivered to Parent a certificate of the Company to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Date.

            (b) Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company to be performed or complied with by it at or prior to the Effective Date under this Agreement; all of the conditions to the obligations of Parent and Purchaser to effect the Merger shall have been satisfied; there shall not exist any default or any condition that, with notice and/or the passage of time, would constitute a default under this Agreement on the part of the Company; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect dated as of the Effective Date.

            (c) Consents Under Agreements.

                  (i) The consent, approval or waiver of each person (other
            than regulatory approvals contemplated in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver (A) would not have a Material Adverse Effect and (B) would not materially adversely affect the business or economic benefits to Parent of consummation of any of the transactions contemplated in this Agreement.

                  (ii) In addition to paragraph (i) of this subsection, the
            consent, approval or waiver of each person (other than regulatory approvals) whose consent or approval shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in order to permit the operation by the Bank, following any of the transactions contemplated by Section 6.3(b), of any and all of its branches and business as operated on the date of this Agreement shall have been obtained.

            (d) Federal Tax Opinion. Parent shall have received an opinion of its counsel, Palmer & Dodge, or a ruling from the Internal Revenue Service substantially to the effect that on the basis of the facts and representations set forth in this Agreement and assuming that the Merger is consummated in accordance with the terms of this Agreement, no gain or loss shall be recognized by and no federal income tax liability shall result to Parent, Purchaser, the Company or any of its Subsidiaries by reason of the Merger.

            (e) Legal Opinion. Parent shall have received the opinion of Devine, Millimet & Branch, counsel to the Company, dated the Effective Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact, such counsel may rely upon certificates of officers and directors of the Company and its Subsidiaries and of public officials and opinions of local counsel, reasonably acceptable to Parent.

            (f) Accountant's Letter. The Company shall have caused to be delivered to Parent a letter from the Company's independent public accountants dated the Effective Date and addressed to Parent and the Company with respect to the Company's consolidated financial position and results of operation, which letter shall be based upon SAS 72 and certain agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

            (g) Dissenting Shares. Immediately prior to the Effective Time not more than 200,000 Shares of Company Common Stock shall be Dissenting Shares.

            (h) Total Stockholders' Equity. As of the Effective Date the total stockholders' equity shown on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP shall not be less than $8,921,000 and neither the Company nor the Bank shall have a Tier 1 leverage ratio of less than 6.00%.

            (i) Asset Quality. As of the Effective Date the total of consolidated nonperforming assets (including nonaccrual loans and leases, restructured accruing loans and leases, other real estate owned, in-substance foreclosures whether or not classified as other real estate owned, and loans considered to be impaired under FAS 114) and loans and leases 90 days or more past due shown on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP shall not exceed $5,500,000.

            (j) Subsidiary Directors. Parent shall have received the resignations of such of the directors of the Company's Subsidiaries, including the Bank, as Parent shall have requested.

            (k) Employment Agreements. The employment agreements between the Company and/or the Bank and each of the officers of the Company and/or the Bank designated by Parent as of the date hereof shall have terminated and be of no further effect as of the Effective Time and shall be replaced by agreements in the respective forms executed by Parent and such officers on or before the date of this Agreement.

            (l) Corporate Actions. Any name change, charter or bylaw amendment, charter conversion or merger of the Bank requested by Parent shall have been authorized by all corporate action necessary to permit such name change, amendment, conversion or merger to be consummated in conjunction with the consummation of the Merger.

            (m) Company's Stock Options and Other Rights. All options, warrants and other rights to purchase equity securities of the Company, whether pursuant to the Company Option Plans or otherwise, shall have been exercised in full or terminated before the Effective Time, in each case following the receipt of all necessary consents and waivers, and no such options, warrants or other rights shall be outstanding.

            (n) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, business, assets or operations of the Company or the Bank, nor shall any event have occurred that so far as can reasonably be foreseen on the Effective Date appears reasonably likely to have a Material Adverse Effect.

            (o) Environmental Matters. The Company shall have received and provided to Parent each of the following:

                  (i) the letters from the New Hampshire Department of Justice described in Section 5.1(c)(i) hereof;

                  (ii) the report described in Section 5.1(c)(ii) hereof,
            which report shall contain an estimate of the total cost of completing all actions described therein of $250,000 or less, after deducting all reimbursements from the New Hampshire Oil Discharge and Clean-up Fund; and

                  (iii) the letter described in Section 5.1(c)(iii) hereof.

      SECTION 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions, each of which is an independent condition and shall not be affected by any other condition:

            (a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a material adverse effect on the business, financial condition or results of Parent and its subsidiaries taken as a whole. Parent and Purchaser shall each have delivered to the Company a certificate of such party to such effect signed by the Chief Financial Officer of Parent dated as of the Effective Date.

            (b) Agreements and Covenants. Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied with by such party under this Agreement; all of the conditions to the obligations of the Company to effect the Merger shall have been satisfied; there shall not exist any default or any condition that, with notice and/or the passage of time, would constitute a default under this Agreement on the part of Parent or Purchaser; and the Company shall have received a certificate signed by the Chief Financial Officer of the Parent to such effect dated as of the Effective Date.

            (c) Consents Under Agreements. The consent, approval or waiver of each person (other than regulatory approvals contemplated in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger, to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect.

            (d) Legal Opinion. The Company shall have received the opinion of Palmer & Dodge, counsel to Parent, dated the Effective Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Massachusetts or Federal laws, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to the Company.

                                ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated in this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company;

            (b) by either Parent and Purchaser or the Company if the Effective Time shall not have occurred on or before February 28, 1996; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by either Parent and Purchaser or the Company (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing, a request for reconsideration or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this
      Section 8.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) by either Parent and Purchaser or the Company if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured in time to permit the Effective Time to occur no later than February 28, 1996;

            (e) by either Parent and Purchaser or the Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto; or

            (f) by any of Parent or Purchaser or the Company (provided, that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations under Section 6.1) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

      SECTION 8.2 Termination Fee. In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Parent of $500,000 (the "Expense Fee") if and only if:

            (a) (i) Parent, Purchaser or the Company has terminated this Agreement pursuant to Section 8.1(f) or (ii) Parent has terminated this Agreement pursuant to Sections 8.1(d) or 8.1(e), and

            (b) (i) within twelve (12) months before or after any such termination, (A) the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent or (B) the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that shareholders of the Company approve or accept any Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent, or (ii) in the case of a termination pursuant to Section 8.1(f), at the time of such termination it shall have been publicly announced that any person (other than Parent or any subsidiary or affiliate of Parent) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or
      (y) filed an application or notice in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

      Any payment required by the previous sentence will be payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent. In the event of a termination under circumstances that would trigger a payment under this Section 8.2, the standstill provisions contained in the Confidentiality Agreement shall terminate.

      For purposes of this Agreement, "Acquisition Transaction" shall mean (i) a merger, consolidation or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease or other disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of the Company or any Subsidiary.

      SECTION 8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Section 9.1 and (ii) nothing herein shall relieve any party from liability for any breach hereof. In no event shall any officer, director or agent of Parent, Purchaser, the Company or any of their respective subsidiaries be personally liable for any default by any party in its obligations hereunder unless any such default was intentionally caused by such officer, director or agent.

      SECTION 8.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement are consummated.

      SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein; provided, however, that after the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each Share shall be converted upon consummation of the Merger and delivered to the Company's stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                 ARTICLE IX

                             GENERAL PROVISIONS

      SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.7 and 6.11 shall survive the Effective Time indefinitely and those set forth in the last sentence of
Section 6.4(a), Section 6.4(d) and in Sections 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.

      SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

        if to Parent or Purchaser:

        BayBanks, Inc.
        175 Federal Street
        Boston, Massachusetts 02110
        Facsimile:  (617) 556-6328
        Attention:  Michael W. Vasily
                    Executive Vice President

        with a copy to:

        Palmer & Dodge
        One Beacon Street
        Boston, Massachusetts 02108
        Facsimile:  (617) 227-4420
        Attention:  Jerry V. Klima, Esquire

        if to the Company:

        Cornerstone Financial Corporation
        15 East Broadway
        Derry, New Hampshire 03038
        Facsimile:  (603) 437-4336
        Attention:  John Terravecchia
                    Chairman, President and Chief
                    Executive Officer

        with a copy to:

        Devine, Millimet & Branch, P.A.
        111 Amherst Street
        Manchester, NH 03101
        Facsimile:   (603) 669-8547
        Attention:   Paul C. Remus, Esquire

      SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more;

            (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

            (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "knowledge" as used herein in the context of the Company shall mean knowledge of the Company and of the Bank;

            (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

            (g) "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with the Company for financial purposes, or of which the Company holds, directly or indirectly, 25% or more of the shares or equity interest, or which the Company controls, directly or indirectly, through one or more intermediaries.

      SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.5 Entire Agreement. This Agreement (including the Disclosure Schedule) and the Stock Option Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

      SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than subsections (b)-(e) of Section 6.7 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Boston, and each party hereto hereby consents and agrees to submit to the jurisdiction of such courts for such purpose.

      SECTION 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.10 Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

Attest:                           BAYBANKS, INC., a Massachusetts corporation
                                  (Parent)


/s/ JERRY V. KLIMA                By: /s/ MICHAEL W. VASILY
    Assistant Clerk                   Name:   Michael W. Vasily
                                      Title:  Executive Vice President

Attest:                           BAYBANKS, INC., a New Hampshire corporation
                                  (Purchaser)


/s/ WILLIAM W. ABENDROTH          By: /s/ JOAN E. TONRA
    Assistant Secretary               Name:   Joan E. Tonra
                                      Title:  Treasurer

Attest:                           CORNERSTONE FINANCIAL CORPORATION


/s/ EDWARD D. BUREAU              By: /s/ JOHN TERRAVECCHIA
    Secretary                         Name:   John Terravecchia
                                      Title:  Chairman, President and
                                              Chief Executive Officer



                                                                       ANNEX I

                                AMENDMENTS TO
                          ARTICLES OF INCORPORATION
                                      of
                      CORNERSTONE FINANCIAL CORPORATION



      The Articles of Incorporation of Cornerstone Financial Corporation are amended in their entirety to be as follows and all previous provisions are revoked upon the Effective Time of the Agreement and Plan of Merger:

            FIRST: The name of the corporation is changed to BayBanks, Inc.

            SECOND: The corporation shall have authority to issue 8,000,000 shares of common stock, no par value.

      All of such shares shall have unlimited voting rights and shall carry the right to participate on a pro rata basis in any distribution of net assets upon dissolution of the corporation.

      The Board of Directors shall have the right to determine any further preferences, limitations, and relative rights of any class of shares before the issuance of any shares of that class, or any series within a class before the issuance of any shares of that series.

            THIRD: The capital stock will be sold or offered for sale within the meaning of RSA 421-B (New Hampshire Securities Act).

            FOURTH: To the fullest extent now or hereafter permitted by law, any action that may be taken at a shareholders' meeting may be taken without a meeting without prior notice and without a vote if the action is taken in the form of one or more written consents by all of the number of shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted.

            FIFTH: Shareholders may adopt or amend bylaw provisions fixing greater quorum and voting requirements for shareholders or voting groups of shareholders than are required by New Hampshire RSA Chapter 293-A.



                                                                       ANNEX II

                                                                 March 23, 1995

BayBanks, Inc.
175 Federal Street
Boston, Massachusetts 02110

Gentlemen:

      Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of the common stock, without par value (the "Shares"), of Cornerstone Financial Corporation (the "Company") indicated opposite such Stockholder's name below.

      Simultaneously with the execution of this letter agreement, BayBanks, Inc. ("Parent") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of a subsidiary of Parent with the Company (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

      In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

            1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company or any of its subsidiaries with any person or entity other than Parent and its subsidiaries, all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired whether pursuant to the exercise of stock options or otherwise.

            2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 4 below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, (c) for transfers by gift to family members who agree to be bound by this letter agreement, and (d) as Parent may otherwise agree.

            3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain Stockholder and regulatory approval of Parent's acquisition of the Shares pursuant to the Merger and thereafter to consummate the Merger.

            4. Each of the Stockholders severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each of the Stockholders further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholder owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

            5. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with Article VIII thereof.

            6. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

            7. This letter agreement is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

      Please confirm our agreement with you by signing a copy of this letter.


                                       Very truly yours,




         Director or               Number of
      Executive Officer             Shares                 Signatures

  -------------------------     ---------------     ------------------------

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  -------------------------     ---------------     ------------------------

  -------------------------     ---------------     ------------------------

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  -------------------------     ---------------     ------------------------

  -------------------------     ---------------     ------------------------

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  -------------------------     ---------------     ------------------------



AGREED TO AND ACCEPTED
THIS _____  DAY OF MARCH, 1995

BAYBANKS, INC.


By: _________________________________

    Name:   Michael W. Vasily
    Title:  Executive Vice President



                                                                      ANNEX B


      STOCK OPTION AGREEMENT, dated as of March 23, 1995 (this "Agreement"), by and between Cornerstone Financial Corporation, a New Hampshire corporation (the "Company"), and BayBanks, Inc., a Massachusetts corporation ("Parent").

      WHEREAS, the Company and Parent propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") providing for, among other things, the merger of a wholly owned subsidiary of Parent with and into the Company with the Company as the surviving corporation; and

      WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to grant Parent the Option (as defined below);

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and Parent agree as follows:

      1. Grant of Option.

            (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to 295,000 shares (the "Option Shares") of common stock, without par value, of the Company ("Company Common Stock") at an acquisition price of $6.625 per Option Share (the "Purchase Price"); provided, however, that the number of shares of Company Common Stock that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as herein set forth and in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 14% of the issued and outstanding shares of Company Common Stock (without giving effect to any shares of Company Common Stock subject to or issued pursuant to the Option), less the number of shares previously issued pursuant to exercise of the Option.

            (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by Section 6(a) of this Agreement), including, without limitation, pursuant to Company stock option plans or as a result of the exercise of conversion rights, the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number equals 14% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Company or Parent to breach any provision of the Merger Agreement.

      2. Exercise of Option.

            (a) Parent may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of an Exercise Event (as defined below); provided that, except as otherwise provided in this
      Section 2(a), the right to exercise the Option pursuant to this Section 2 shall expire and be of no further force and effect upon the occurrence of any of the following (a "Termination Event"): (i) the Effective Time,
      (ii) 12 months following the first occurrence of an Exercise Event, or
      (iii) termination of the Merger Agreement prior to the occurrence of an Exercise Event (other than a termination of the Merger Agreement by Parent pursuant to Section 8.1(e) thereof which termination is due to a breach of Section 6.1 or Section 6.5 thereof) or (iv) 12 months after the termination of the Merger Agreement by Parent pursuant to Section 8.1(e) thereof which termination is due to a breach of Section 6.1 or
      Section 6.5 thereof (provided, however, that if within 12 months after a termination of the Merger Agreement under the circumstances described in this clause (iv) an Exercise Event shall occur, then, notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Exercise Event); and provided further that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Notwithstanding the expiration of the Option, Parent shall be entitled to acquire those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option.

            (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any of the following:

                  (i) any person (other than Parent or any affiliate of
            Parent) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding Company Common Stock;

                  (ii) without having received Parent's prior written consent the Company or any Subsidiary, shall have entered into or proposed or announced an agreement, or intention to enter into an agreement, or the Board of Directors of the Company shall have approved or recommended that the shareholders of the Company approve or accept, an agreement with any person (other than Parent or any affiliate of Parent) to (x) effect a merger, consolidation or similar transaction involving the Company or any Subsidiary,
            (y) sell, lease or otherwise dispose of assets of the Company or any Subsidiary representing 15% or more of the consolidated assets of the Company and the Subsidiaries in a single transaction or series of transactions, or (z) issue, sell, transfer, exchange or otherwise dispose of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of the Company or any Subsidiary (any of the foregoing is an "Acquisition Transaction");

                   (iii) any person (other than Parent or any affiliate of
            Parent) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Company Common Stock; or

                  (iv) the holders of Company Common Stock shall not have
            approved the Merger Agreement at the Stockholders' Meeting held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Parent or any affiliate of Parent) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

            (c) In the event Parent wishes to exercise the Option, it shall send to the Company a written notice (the date of such notice being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to acquire pursuant to such exercise and
      (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such acquisition (the "Closing Date"); provided that, if the closing of the acquisition pursuant to the exercise of the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree or order, the period of time that otherwise would run pursuant to this sentence shall run instead until the date on which such judgment, decree or order becomes final and nonappealable; and provided further, without limiting the foregoing, that if prior notification to or approval of the FRB or another regulatory authority is required in connection with such purchase, Parent shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with Parent in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

            (d) Notwithstanding Section 2(c), in no event shall any Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

      3. Payment and Delivery of Certificates.

            (a) On each Closing Date, Parent shall pay the Company, in immediately available funds by wire transfer to a bank account designated by the Company, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

            (b) At each Closing, simultaneously with the delivery of the consideration specified in Section 3(a), the Company shall deliver to Parent a certificate or certificates representing the Option Shares to be acquired at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever (including any preemptive rights of any stockholder).

            (c) Certificates evidencing the shares delivered at each Closing pursuant to Section 3(b) shall be endorsed with the restrictive legend set forth below in its entirety:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY."

      It is understood and agreed that this legend shall be removed by delivery of substitute certificate(s) without such legend if Parent shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel (from counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

      4. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

            (a) Due Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company.

            (b) Authorized Stock. The Company has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Company Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Company Common Stock necessary for Parent to exercise the Option, and the Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Company Common Stock or other securities which may be issued pursuant to
      Section 6 upon exercise of the Option. The shares of Company Common Stock to be issued upon due exercise of the Option, including all additional shares of Company Common Stock or other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of the Company.

            (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Incorporation or By-laws or equivalent organizational document of the Company or any Subsidiary or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any Subsidiary under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statue, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets except as would not, individually or in the aggregate, have a Material Adverse Effect.

      5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that:

            (a) Due Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent.

            (b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Organization or By-laws or equivalent organizational document of Parent or any subsidiary of Parent or, subject to obtaining any required approvals or consents, violate, conflict with or result in any breach of any provisions of, constitute a default (or event which with notice or lapse of time or both would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, capital note, debenture, mortgage, indenture, deed of trust, license, lease, agreement, obligation, instrument, permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any subsidiary of Parent or their respective properties or assets except as would not have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

            (c) Purchase Not for Distribution. Any Option Shares or other securities acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

      6. Adjustment upon Share Issuances, Changes in Capitalization, Etc.

             (a) In the event of any change in Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by the Company pursuant to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

            (b) In the event that the Company shall enter into an agreement
      (i) to consolidate with or merge into any person, other than Parent or one of its affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its affiliates, to merge into the Company and shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same consideration received by the holders of Company Common Stock pursuant to such a transaction. The provisions of this Agreement, including Sections 1, 2, 6 and 8, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

      7. Repurchase at the Option of Parent.

            (a) At the request of Parent at any time commencing upon the occurrence of the Exercise Event specified in Section 2(b)(ii) or (iii) (a "Repurchase Event") and ending upon the earlier to occur of (x) 12 months immediately thereafter or (y) a Termination Event, the Company (or any successor entity thereof shall repurchase from Parent (I) the Option (unless the Option shall have expired or been terminated in accordance with the terms hereof) and (II) all shares of Company Common Stock purchased by Parent pursuant hereto with respect to which Parent then has beneficial ownership. The date on which Parent exercises its rights under this Section 7 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate exercise price paid by Parent for any
            shares of Company Common Stock acquired pursuant to the Option with respect to which Parent then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as
            defined below) for each share of Company Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Company Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the
            Purchase Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Parent for each share of Company Common Stock with respect to which the Option has been exercised and with respect to which Parent then has beneficial ownership, multiplied by the number of such shares.


            (b) If Parent exercises its rights under this Section 7, the Company shall, within 10 business days after the Request Date, pay the
      Section 7 Repurchase Consideration to Parent in immediately available funds, and Parent shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which Parent then has beneficial ownership; and Parent shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other Governmental Entity is required in connection with the payment of all or any portion of the Section 7 Repurchase Consideration or is not then permissible under Section 293-A:6.40 of the New Hampshire Law, the Company shall deliver from time to time that portion of the Section 7 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Parent shall cooperate with the Company in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 7 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the FRB or any other Governmental Entity disapproves of any part of the Company's proposed repurchase pursuant to this Section 7, the Company shall promptly give notice of such fact to Parent and redeliver to Parent the Option Shares it has acquired from Parent pursuant hereto and is then prohibited from repurchasing, and Parent shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to
      Section 7(a); provided that if the Option shall have expired prior to the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the thirtieth business day after such date, Parent shall nonetheless have the right so to exercise the Option or exercise its rights under Section 8 until the expiration of such period of 30 business days.

            (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender or exchange offer has been made for shares of Company Common Stock after the date hereof and on or prior to the Request Date, (ii) the price per share to be paid by any third party for shares of Company Common Stock or the consideration per share to be received by holders of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Request Date or (iii) the highest bid price per share as quoted on the Nasdaq Stock Market (or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses
      (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

      8. Registration Rights. The Company shall, if requested by Parent at any time and from time to time within two years of the first Closing Date, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to Parent upon exercise of the Option by Parent, including a "shelf " registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Parent agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially 3% or more of the then outstanding voting power of the Company. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate for all such periods if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect two registrations for Parent under this Section 8; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the price, timing or distribution of the Company Common Stock being sold, the Company shall include in such registration first, the shares intended to be included therein by the Company, and second, the number of shares requested to be included therein by Parent which, in the opinion of such managing underwriters, can be sold in such offering without adversely affecting the price, timing or distribution of the Company Common Stock being sold. In connection with any registration pursuant to this Section 8, the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. In the event of an Acquisition Transaction, proper provision shall be made in the definitive acquisition agreement executed in connection therewith to provide that the acquiring party or successor party thereto shall be bound by the provisions of this Section 8 as if such party was a signatory hereto.

      9. First Refusal. At any time after the first occurrence of an Exercise Event and prior to the later of (a) the expiration of 24 months immediately following the first purchase of shares of Company Common Stock pursuant to the Option and (b) the termination of the Option pursuant to Section 2(a), if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Parent to the Company, which may be accepted within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Parent is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent in immediately available funds; provided that, if prior notification to or approval of the FRB or any other regulatory authority is required in connection with such purchase, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and Parent shall cooperate with the Company in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) any required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Company to purchase all the shares or other securities covered by an Offeror's Notice or if the FRB or any other regulatory authority disapproves the Company's proposed purchase of such shares or other securities, Parent may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 3% of the outstanding voting power of the Company,
(x) any disposition of Company Common Stock or other securities by a person to whom Parent has assigned its rights under the Option with the consent of the Company, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 3% of the outstanding voting power of the Company or (z) any transfer to a wholly-owned subsidiary of Parent which agrees in writing to be bound by the terms hereof.

      10. Division of Option. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Parent upon partial exercise of the Option or partial assignment of the Option, in both instances as provided herein, upon presentation and surrender of this Agreement at the principal office of the Company, for other Agreements providing for Options of different denominations entitling the holder thereof to acquire in the aggregate the same number of shares of Company Common Stock which may be acquired hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement and the Option granted hereby may be exchanged.

      11. Miscellaneous.

            (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel.

            (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Parent is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7 or Section 9 either or the full number of shares of Company Common Stock provided under the Option, or the Option, it is the express intention of the Company to allow Parent to acquire or to require the Company to repurchase such number of shares and such part of the Option as may be permissible, without any amendment or modification hereof.

            (d) Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

            (e) Descriptive Headings. The descriptive headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by overnight courier, cable telegram, telex or facsimile addressed as follows (or at such other address for a party as shall be specified by like notice):

                if to Parent:

                BayBanks, Inc.
                175 Federal Street
                Boston, Massachusetts 02110
                Facsimile:   (617) 556-6328
                Attention:   Michael W.Vasily
                             Executive Vice President

                with a copy to:

                Palmer & Dodge
                One Beacon Street
                Boston, Massachusetts 02108
                Facsimile:   (617) 227-4420
                Attention:   Jerry V. Klima, Esquire

                if to the Company:

                Cornerstone Financial Corporation
                15 East Broadway
                Derry, New Hampshire 03038
                Facsimile:   (603) 437-4336
                Attention:   John Terravecchia
                             Chairman, President and
                             Chief Executive Officer

                with a copy to:

                Devine, Millimet & Branch, P.A.
                111 Amherst Street
                Manchester, New Hampshire 03101
                Attention:   Paul C. Remus, Esquire
                Facsimile:   (603) 669-8547

            (g) Counterparts. This Agreement and any amendments hereto may be executed including by facsimile, in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that: (i) Parent may assign this Agreement to any subsidiary or affiliate, provided that, notwithstanding any such assignment, Parent shall continue to be liable for the performance of its obligations under this Agreement; and (ii) Parent may assign its rights under Section 8 of this Agreement in connection with the sale of Company Common Stock to any purchaser thereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            (i) Further Assurances. In the event of any exercise of the Option by Parent, the Company and Parent shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

            (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

            (k) Certain Definitions. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

      IN WITNESS WHEREOF, the Company and Parent have caused this Stock Option Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                CORNERSTONE FINANCIAL CORPORATION


/s/ EDWARD D. BUREAU                   By:  /s/ JOHN TERRAVECCHIA
    Secretary                               Name:    John Terravecchia
                                            Title:   Chairman, President and
                                                     Chief Executive Officer

Attest:                                BAYBANKS, INC.


/s/ JERRY V. KLIMA                     By:  /s/ MICHAEL W. VASILY
    Assistant Clerk                         Name:    Michael W.Vasily
                                            Title:   Executive Vice President


                                                                       ANNEX C

                  ALEX SHESHUNOFF & CO. INVESTMENT BANKING


March 23, 1995

Board of Directors
Cornerstone Financial Corporation
PO Box 326
Derry, New Hampshire 03038

Members of the Board:

You have requested our opinion, as to the fairness, from a financial point of view to the common shareholders of Cornerstone Financial Corporation, Derry, New Hampshire, of the terms of the proposed acquisition of Cornerstone Financial Corporation by BayBanks, Inc., Boston, Massachusetts. Pursuant to the terms of the Plan and Agreement of Merger, each share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive an amount equal to $8.80 in cash payable, without interest, to the holder of such Share, upon surrender.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrifts securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has not provided professional services and products to Cornerstone Financial Corporation and BayBanks, Inc.

In connection with this assignment, we reviewed (i) the preliminary draft of the Plan and Agreement of Merger between Cornerstone Financial Corporation and BayBanks, Inc.; (ii) the most recent external auditor's reports to the Board of Directors of Cornerstone Financial Corporation; (iii) the September 30, 1994 Report of Condition and Income for Cornerstone Financial Corporation's subsidiary bank, the audited December 31, 1993 Balance Sheet and Income Statement for Cornerstone Financial Corporation and the audited December 31, 1994 Balance Sheet and Income Statement for Cornerstone Financial Corporation;
(iv) the Rate Sensitivity Analysis reports for Cornerstone Financial Corporation; (v) Cornerstone Financial Corporation's listing of marketable securities showing rate, maturity and market value as compared to book value;
(vi) Cornerstone Financial Corporation's internal loan classification list;
(vii) a listing of other real estate owned for Cornerstone Financial Corporation; (viii) the budget and long range operating plan of Cornerstone Financial Corporation; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for Cornerstone Financial Corporation; (x) the Minutes of the Board of Directors of Cornerstone Financial Corporation; (xi) the most recent Board report for Cornerstone Financial Corporation; (xii) the listing and description of significant real properties for Cornerstone Financial Corporation; (xiii) material leases on real and personal property;
(xiv) the directors and officers liability and blanket bond insurance policies for Cornerstone Financial Corporation; and (xv) market conditions and current trading levels of outstanding equity securities of Cornerstone Financial Corporation.

We have also had discussions with the management of Cornerstone Financial Corporation regarding their respective financial results and have analyzed the most current financial data available on Cornerstone Financial Corporation. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Cornerstone Financial Corporation to discuss the foregoing information with them.

We have considered certain financial data of Cornerstone Financial Corporation, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Cornerstone Financial Corporation.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Cornerstone Financial Corporation shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Cornerstone Financial Corporation, it is our opinion as of March 23, 1995, that the proposed transaction is fair and equitable to all Cornerstone Financial Corporation shareholders from a financial point of view.

We hereby consent to the reference to our firm in the proxy statement related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the merger transaction.


                                       Respectfully submitted,

                                       ALEX SHESHUNOFF & CO.
                                        INVESTMENT BANKING
                                       AUSTIN, TEXAS


                                       By      WADE SCHUESSLER
                                               Wade Schuessler
                                               Vice President


Nineteenth Floor
98 San Jacinto Boulevard
Austin, Texas 78701
Fax 512-472-8953
Telephone 512-479-8200



                                                                    ANNEX D

                   NEW HAMPSHIRE BUSINESS CORPORATION ACT

Dissenters' Rights

A. Right to Dissent and Obtain Payment for Shares

      293-A:13.01   DEFINITIONS.--In this subdivision:

            (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13:02 and who exercises that right when and in the manner required by RSA 293-A13:20 through 293-A:13.28.

            (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

            (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

            (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

            (7) "Shareholder" means the record shareholder or the beneficial shareholder.

      293-A:13.02   RIGHT TO DISSENT.--(a) A shareholder is entitled to
dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

            (1) Consummation of a plan of merger to which the corporation is a party:

                  (i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

            (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

            (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

            (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i)  Alters or abolishes a preferential right of the shares.

                  (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

            (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      293-A:13.03   DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a)  A record
shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by only one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

            (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


               B. Procedure for Exercise of Dissenters; Rights

      293-A:13.20   NOTICE OF DISSENTERS' RIGHTS.--(a)  If proposed corporate
action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

      (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

      293-A:13.21   NOTICE OF INTENT TO DEMAND PAYMENT.--(a)  If proposed
corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert dissenters' rights:

            (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

            (2)  Shall not vote his shares in favor of the proposed action.

      (b)  A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his shares under this subdivision.

      293-A:13.22   DISSENTERS' NOTICE.--(a)  If proposed corporate action
creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

      (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

            (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

            (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

            (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

            (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

            (5)  Be accompanied by a copy of this subdivision.

      293-A:13.23   DUTY TO DEMAND PAYMENT.--(a) A shareholder who sent a
dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22 (b)(3), and deposit his certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

      293-A:13.24   SHARE RESTRICTIONS.--(a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      293-A:13.25   PAYMENT.--(a)  Except as provided in RSA 293-A:13.27, as
soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

      (b)  The payment shall be accompanied by:

            (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (2) A statement of the corporation's estimate of the fair value of the shares;

            (3)  An explanation of how the interest was calculated;

            (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

            (5)  A copy of this subdivision.

      293-A:13.26   FAILURE TO TAKE ACTION.--(a)  If the corporation does not
take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

      293-A:13.27   AFTER-ACQUIRED SHARES.--(a)  A corporation may elect to
withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

      293-A:13.28   PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

            (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

            (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

            (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
(a) within 30 days after the corporation made or offered payment for his shares.


                       C. Judicial Appraisal of Shares

      293-A:13.30 COURT ACTION.--(a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

            (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

            (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

      293-A:13.31   COURT COSTS AND COUNSEL FEES.--(a)  The court in an
appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court find equitable, to the extent the court finds the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293:13.20 through RSA 293-A:13.28.

            (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.